Exhibit 10.5

Execution Copy

AMENDED AND RESTATED AGREEMENT AND
CONSENT TO ASSIGNMENT

by and among

WENDY’S INTERNATIONAL, INC.,
DAVCO ACQUISITION HOLDING INC.,
DAVCO RESTAURANTS, INC.
and Others

April 16, 2004

TABLE OF CONTENTS

1.	Transactions; Wendy’s Consent

2.	Certain Representations, Warranties and Covenants

3.	Control Block

4.	Right of First Refusal.

5.	Consent Required

6.	Indemnification

7.	Expenditures; Limitations on Distributions and Payments

8.	Noncompetition

9.	Purchase Option

10.	Control of DavCo Restaurants

11.	Letter of Credit

12.	Certain Restaurant Covenants

13.	Additional Representations and Warranties

14.	Limitations on Granting Liens; Indebtedness; Guaranties

15.	General Release

16.	Modification of Franchise Contracts; Breach or Default

17.	Future Consents; Follow-on Offering

18.	Offering and Prospectus

19.	Notice

20.	Limitation of Consent

21.	Notice and Approvals of Third Parties

22.	Reliance

23.	No Representations by Wendy’s

24.	Receipt of Circular

25.	Conflicts

26.	Governing Law

27.	Jurisdiction; Service of Process; Waiver of Jury Trial

28.	Severability

29.	Entire Agreement

30.	Amendment; Waiver

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31.	Binding Nature; Assignment; Third Party Beneficiaries

32.	Joint and Several; Survival

33.	Time of Essence

34.	Construction

35.	Counterparts

36.	Legal Opinions; Deliveries

37.	Effectiveness

38.	Continuous Disclosure

39.	Limitation on Liability of Citicorp.

EXHIBITS

EXHIBIT A	-	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants
EXHIBIT B	-	Form of LTIP
EXHIBIT C	-	Form of Reinvestment Plan
EXHIBIT D	-	Outstanding Obligations
EXHIBIT E	-	Description of Subordinated Notes and Guarantees
EXHIBIT F	-	Format of Standard Business Plan
EXHIBIT G	-	Indebtedness and Liens
EXHIBIT H	-	Form of General Release of All Claims
EXHIBIT I	-	Forms of Legal Opinions to be Delivered at Signing of Amended and Restated Consent to Assignment
EXHIBIT J	-	Forms of Legal Opinions to be Delivered at Transaction Closing

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AMENDED AND RESTATED AGREEMENT AND
CONSENT TO ASSIGNMENT

This AMENDED AND RESTATED AGREEMENT AND CONSENT TO ASSIGNMENT (this “Amended Consent to Assignment” or this “Agreement”) is made in Dublin, Ohio, effective as of April 16, 2004, by and among WENDY’S INTERNATIONAL, INC., an Ohio corporation (“Wendy’s”); DAVCO ACQUISITION HOLDING INC., a Delaware corporation (“DavCo Restaurants”); DAVCO RESTAURANTS, INC., a Delaware corporation (“DavCo Operations”); HARVEY ROTHSTEIN, individually (“Rothstein”); RONALD D. KIRSTIEN, individually (“Kirstien”); DAVID J. NORMAN, individually (“Norman”); JOSEPH F. CUNNANE, III, individually (“Cunnane”); RICHARD H. BORCHERS, individually (“Borchers”); HARVEY ROTHSTEIN, in his capacity as sole trustee of each of the JONATHAN ROTHSTEIN TRUST, the PATRICK DREWS TRUST and the SEAN DREWS TRUST (individually and collectively, the “Rothstein Trusts”); RONALD D. KIRSTIEN, in his capacity as sole trustee of the KIRSTIEN FAMILY TRUST (the “Kirstien Trust” and collectively with the Rothstein Trusts, the “Trusts”); and CITICORP VENTURE CAPITAL, LTD., a New York corporation (“Citicorp”).

R E C I T A L S

A.                                   DavCo Operations and DavCo Restaurants (individually and collectively, the “Franchisees”) and Wendy’s are parties to the Restaurant Franchise Agreement dated October 20, 1993 for the franchise and licensed rights to the Wendy’s Old Fashioned Hamburgers Restaurant located at 1433 Tappahannock Blvd., Tappahannock, Virginia (the “Restaurant Franchise Agreement”).

B.                                     Wendy’s and the Franchisees (or Franchisees’ predecessors) are parties to Development Agreements dated June 19, 1978, which were combined into a single development agreement by an Addendum Agreement dated November 14, 1980, and which were amended by an Agreement and Consent to Assignment dated December 4, 1987; an Agreement and Consent to Recapitalization dated February 10, 1993; a Consent and Waiver Agreement dated August 3, 1993; an Agreement and Consent to Merger dated September 26, 1994; a Letter of Intent dated April 28, 1997; an Agreement entered into as of January 7, 1998; and a Modification Agreement dated October 30, 2000 (all of which are hereinafter individually and collectively referred to as the “Development Agreement”), for the developmental rights within the franchised area of the City of Baltimore, Maryland; Anne Arundel, Baltimore, Calvert, Caroline, Carroll, Cecil, Charles, Dorcester, Frederick, Harford, Howard, Kent, Montgomery, Prince Georges, Queen Annes, St. Marys, Talbot, Washington, Wicomico and Worcester Counties, Maryland; the District of Columbia; and Arlington, Fairfax, Loudoun, Prince William and Stafford Counties, Virginia (collectively, the “Territory”).

C.                                     Pursuant to the terms of the Development Agreement, unit franchise agreements were executed for the 152 Wendy’s Old Fashioned Hamburgers Restaurants (the “Unit Franchise Agreements”) opened under the Development Agreement.

D.                                    The Restaurant Franchise Agreement, the Unit Franchise Agreements, the Development Agreement and the Waiver Agreement dated as of April 27, 1999, and any and all amendments and modifications to any of said agreements made prior to August 13, 2003 (the “Initial Consent Date”), are hereinafter individually and collectively referred to as the “Existing Franchise Agreements.”

E.                                      All of the Wendy’s Old Fashioned Hamburgers Restaurants referenced above (including all such restaurants opened after the Initial Consent Date pursuant to the Performance Schedule of the Development Letter, as hereinafter defined) are hereinafter individually and collectively referred to as the “Restaurants.”

F.                                      As of the Initial Consent Date and as of the date hereof, (i) all of the outstanding capital stock of DavCo Restaurants is owned by Rothstein, Kirstien, Norman, Cunnane and Borchers (collectively, the “Current Principals”), the Trusts, Citicorp, together with Byron L. Knief and certain other employees (and their wholly-owned subsidiaries) and affiliates of Citicorp (Citicorp, Byron L. Knief and such other employees, subsidiaries and affiliates, individually and collectively, “CVC”), and certain de minimus amounts are held by other current management of DavCo Operations, and (ii) all of the outstanding capital stock of DavCo Operations is owned by DavCo Restaurants.

G.                                     In connection with certain transactions previously contemplated and proposed by the DavCo Parties (as hereinafter defined) involving a restructuring and conversion of DavCo Restaurants and DavCo Operations into a Canadian income fund trust structure and an offering in Canada of units of such fund (the “Income Fund Transaction”), Wendy’s and the DavCo Parties (and CCT PARTNERS V, L.P., a Delaware limited partnership (“CCT”)) entered into an Agreement and Consent to Assignment dated August 13, 2003 (the “Initial Consent”) pursuant to which, among other things, Wendy’s consented to the Income Fund Transaction, on the terms and subject to the conditions contained in the Initial Consent.

H.                                    In connection with the Initial Consent, on the Initial Consent Date, Wendy’s and the Franchisees entered into the following agreements, each in the form attached to the Initial Consent and each dated as of the Initial Consent Date:  (i) the Wendy’s new Unit Franchise Agreement (collectively referred to as the “New Franchise Agreements”) for each Restaurant existing at the Initial Consent Date (and which will be entered into for each Restaurant to be opened pursuant to the Performance Schedule of the Development Letter), (ii) a Development Letter (the “Development Letter”), and (iii) the Franchise Addendum Agreement (the “Addendum”) (the New Franchise Agreements, the Development Letter and the Addendum individually and collectively hereinafter referred to as the “Franchise Contracts”).

I.                                         It was the intent and agreement of Wendy’s and the Franchisees that, from and after the Initial Consent Date, whether or not the Income Fund Transaction actually occurred, the Franchise Contracts and the applicable provisions of the Initial Consent would govern all of the rights and obligations of the Franchisees with respect to the franchise and licensed rights pertaining to the Restaurants and the development rights described in the Recitals hereto, and, therefore, effective as of the Initial Consent Date, the Franchise Contracts and the applicable provisions of the Initial Consent replaced the Existing Franchise Agreements in their entirety, except as otherwise specifically provided in the Franchise Contracts, in the Initial Consent or, following the date hereof, herein.

J.                                        The Income Fund Transaction was not consummated and, in lieu thereof, the DavCo Parties have now proposed to enter into and effectuate the transactions described in Section 1.A hereof and, pursuant to the terms of the Franchise Contracts and the Initial Consent, the Franchisees have requested Wendy’s consent to and waiver of any rights of first refusal or option to purchase with respect to such transactions.

K.                                    In order to induce Wendy’s to grant such consent and waiver, DavCo Operations, DavCo Restaurants, the Current Principals, the Trusts and Citicorp (collectively, the “DavCo Parties”), each of whom or which will benefit from the consent and agreements set forth herein, are willing to agree to the terms and conditions contained herein.

L.                                      Wendy’s is willing to grant its consent to and waiver with respect to the transactions described in Section 1.A hereof, on and subject to the terms and conditions contained herein.

M.                                 Accordingly, Wendy’s and the DavCo Parties desire to amend and restate the Initial Consent in its entirety, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto, intending to be legally bound, hereby amend and restate the Initial Consent and agree as follows:

1.                                       Transactions; Wendy’s Consent.

A.                                   The DavCo Parties hereby propose to enter into and effectuate the following transactions (collectively, the “Transactions”):  (i)  the issuance of up to 14,000,000 shares of Class A Common Stock, par value $.01 per share, of DavCo Restaurants (the “Class A Common Stock”) and up to $125,000,000 aggregate principal amount of up to 13% senior subordinated notes due 2016 of DavCo Restaurants (the “Subordinated Notes”), of which all of such shares of Class A Common Stock and up to approximately seventy-five percent (75%) of such aggregate principal amount of the Subordinated Notes together will form up to 14,000,000 enhanced income securities (“EISs”) to be offered to the public in the United States, together with up to approximately twenty-five percent (25%) of such aggregate principal amount of the Subordinated Notes to be offered to the public separately from the EISs, all in an initial public offering pursuant to a Registration Statement on Form S-1 (and related prospectus) to be filed with the Securities and Exchange Commission (the “Offering”) and such EISs to be listed and traded on the American Stock Exchange; (ii) the issuance immediately prior to the closing of the Offering of up to 2,800,000 shares of Class B Common Stock, par value $.01 per share, of DavCo Restaurants (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) to the Current Principals, the Trusts and CVC in exchange for all of their existing shares of common stock (of all classes) of DavCo Restaurants and all accrued and unpaid dividends thereon (the “Recapitalization”), and the subsequent issuances to the Current Principals, the Trusts and CVC of EISs (consisting of shares of Class A Common Stock and Subordinated Notes) upon the exchange by them of shares of Class B Common Stock for EISs (provided that such exchange does not result in a violation of Section 3.A); (iii) the unsecured guaranty by DavCo Operations of the Subordinated Notes and the obligations under the Note Indenture (as hereinafter defined), subject to the restrictions contained herein with respect to such guaranty and Note Indenture; (iv) the borrowing by DavCo Operations from third party lenders on a senior secured basis of up to $20,000,000 in principal amount under a three-year revolving credit line with a floating interest rate of LIBOR plus 1.5% (the “Senior Credit Facility”) to pay existing debt, fund capital expenditures and for working capital purposes, and the senior secured guaranty (the “Senior Credit Agreement Guarantee”) by DavCo Restaurants of such borrowings and related obligations under a senior credit agreement (the “Senior Credit Agreement”) governing such borrowings; (v) the grant by DavCo Operations of a first priority security interest in some of its assets to secure its obligations under the Senior Credit Agreement and the grant by DavCo Restaurants of a first priority interest in some of its assets to secure its obligations under the senior secured guaranty referred to in clause (iv) above, subject, in each case, to the restrictions contained herein with respect to the granting of such security interests; (vi) the repurchase by DavCo Restaurants of shares of the Class B Common Stock to be held by CVC with cash on hand and a portion of the proceeds of the Offering; and (vii) the continued ownership by DavCo Restaurants of all of the outstanding equity interests in DavCo Operations.  If the Offering occurs, prior to the closing thereof, DavCo Restaurants will change its name to “DavCo Restaurants Inc.” and DavCo Operations will change its name to “DavCo Operations Inc.”  As used herein, “Transaction Closing” means the closing of the sale to the underwriters of EISs in the Offering (without regard to any subsequent sales pursuant to an over-allotment option).

B.                                     Effective as of the Transaction Closing, Wendy’s hereby consents to the Transactions as described in Section 1.A and waives any right of first refusal in respect of, and any option to purchase, any shares of capital stock or assets of DavCo Operations or DavCo Restaurants in connection with the consummation of the Transactions as described in Section 1.A; provided, however, that the foregoing consent of Wendy’s is subject to and conditioned upon the terms and conditions hereof, including each of the following:

(1)                                  the compliance by the DavCo Parties with all of their obligations under this Amended Consent to Assignment that are required to be satisfied prior to or contemporaneously with the closing of the Offering and the consummation of the Transactions;

(2)                                  the delivery to Wendy’s immediately prior to the Transaction Closing of a certificate executed by each of the DavCo Parties certifying to Wendy’s that each of the representations, warranties and agreements of the DavCo Parties contained herein were true and correct as of the date hereof and are true and correct as of the Transaction Closing and that each of the covenants, obligations and conditions to be performed or satisfied by any of the DavCo Parties prior to the Transaction Closing has been performed or satisfied in full (which certificate shall specifically certify the actual amounts of the following:  the number of EISs to be issued in the Offering, the aggregate principal amount of the Subordinated Notes, the interest rate applicable thereto, and the equity capitalization of DavCo Restaurants, all as of the Transaction Closing, and such actual amounts of EISs, principal and interest rate of the Subordinated Notes and equity capitalization of DavCo Restaurants shall be as described in Section 1.A and Section 2.B(3));

(3)                                  each of the Amended and Restated Certificate of Incorporation of DavCo Restaurants, in the form to be filed as of the Transaction Closing, the Stockholders Agreement, the Note Indenture and the Guaranty (as each such term is hereinafter defined), each in the form to be entered into as of the Transaction Closing, shall have been reviewed and consented to by Wendy’s pursuant to the provisions of Section 2.B(3) and Section 2.M,  respectively;

(4)                                  prior to or contemporaneously with the Transaction Closing, Leasehold Mortgages (as hereinafter defined) satisfying the requirements of Section 2.O shall have been recorded and the title insurance policies, landlord waivers and all other requirements of Section 2.O shall have been complied with, all to the satisfaction of Wendy’s; provided, however, that Franchisees shall have thirty (30) days following the Transaction Closing to cause to be released any prior encumbrances against the leasehold interests that are subject to the Leasehold Mortgages; and

(5)                                  the provisions of Section 37 hereof.

2.                                       Certain Representations, Warranties and Covenants.  The waiver and consent of Wendy’s to the Transactions is subject to, and given in reliance upon, the following terms, conditions, agreements, representations and warranties:

A.                                   Franchisees warrant, represent and agree that no change in the current structure or ownership of Franchisees shall occur unless all of the Transactions are consummated as described in Section 1.A hereof.  Franchisees further warrant, represent and agree that the description of the Transactions set forth in Section 1.A hereof is a complete and accurate description of the corporate restructuring and other transactions being undertaken by DavCo Operations and DavCo Restaurants in connection with the Offering and that the structure and ownership of each of the Franchisees following the Transaction Closing shall remain as set forth in Section 1.A hereof except as otherwise permitted hereby.

B.                                     (1)                                  Franchisees warrant, represent and confirm that Franchisees were, as of the Initial Consent Date, are, as of the date hereof, and will be as of the Transaction Closing, (i) duly-organized, validly existing and in good standing under the laws of the State of Delaware, and duly authorized to do business and in good standing in the States of Maryland and Virginia, and the District of Columbia and (ii)  in compliance with all applicable laws and regulations.

(2)                                  Franchisees warrant, represent and confirm that all of the equity interests in each of DavCo Restaurants and DavCo Operations were, as of the Initial Consent Date, and are, as of the date hereof, owned as set forth in Recital F.

(3)                                  (i)                                     Franchisees warrant, represent and confirm that as of and following the Transaction Closing, except to the extent otherwise provided herein, including as shall be required to effect a Follow-on Offering (as defined in Section 17.B(1) hereof), (i) the authorized capital stock of DavCo Restaurants shall consist solely of (A) up to 16,800,000 shares of Class A Common Stock, to be held pursuant to the Offering and any Follow-on Offering, (B) up to 2,800,000 shares of Class B Common Stock, to be held by the Current Principals, the Trusts and CVC, (C) up to 10,000,000 shares of Class C Common Stock, par value $.01 per share (the “Class C Common Stock”), none of which shall be issued and outstanding as of the Transaction Closing (or thereafter without Wendy’s prior written consent) and (D) up to 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), none of which shares shall be issued and outstanding as of the Transaction Closing (or thereafter without Wendy’s prior written consent); and (ii) the authorized capital stock of DavCo Operations shall consist solely of shares of common stock, all of which shall be issued to and held by DavCo Restaurants; and no other capital stock of DavCo Restaurants or DavCo Operations shall be issued or outstanding.  Except as provided in the preceding sentence, neither DavCo Restaurants nor DavCo Operations shall, as of and following the Transaction Closing, except to the extent otherwise provided herein (including the over-allotment option described in Section 4.A(y)), have any other authorized or outstanding capital stock, equity interests, warrants or options to acquire any capital stock or equity interests or securities convertible into any of the foregoing (other than the DavCo Restaurants Long-Term Incentive Plan (the “LTIP”) and the DavCo Restaurants Dividend Reinvestment Plan (the “Reinvestment Plan”)).  Shares of Class B

Common Stock will be exchangeable for EISs on the basis to be set forth in the Stockholders Agreement and are otherwise not exchangeable or convertible.  Each share of Common Stock is entitled to one vote and the shares of Common Stock vote together as a single class, except to the extent that class voting is required by law.  The shares of Class B Common Stock outstanding on the Transaction Closing and held by the Control Block Principals (as hereinafter defined) shall represent not less than a ten percent (10%) interest in the total economic value of the total outstanding equity interests, and not less than a ten percent (10%) interest in the total outstanding voting interests, in DavCo Restaurants (in each case on a fully-diluted basis).  The Recapitalization will be approved prior to the effectiveness thereof by all of the stockholders of DavCo Restaurants.

(ii)                                  As of the Transaction Closing, DavCo Restaurants shall have filed with the Delaware Secretary of State its Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A, with all blanks therein completed in a manner consistent herewith, provided that any changes or modifications to the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A proposed to be made prior to the Transaction Closing shall require the prior written consent of Wendy’s, which shall not be unreasonably withheld.  DavCo Restaurants shall furnish to Wendy’s copies of any such proposed modifications or changes as promptly as practicable following the date hereof and Wendy’s shall review and respond thereto as promptly as practicable and, with respect to the final version of the Amended and Restated Certificate of Incorporation, not later than two (2) business days following Wendy’s receipt thereof pursuant to delivery thereof given in accordance with Section 17.B(6), provided that DavCo Restaurants has indicated in writing to Wendy’s that such version is the final version thereof.  Following the Transaction Closing, without the prior written consent of Wendy’s, the Amended and Restated Certificate of Incorporation of DavCo Restaurants shall not be amended, modified or changed in any manner that would modify, change or affect the provisions thereof permitting DavCo Restaurants to take any of the actions permitted in Section 4 of Article Fourth of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A, in the event of a Change of Control, as contemplated by Section 10 hereof, or which would have an adverse effect on any of Wendy’s rights or remedies under this Amended Consent to Assignment.

(iii)                               DavCo Restaurants has attached hereto a true and correct copy of each of the LTIP and the Reinvestment Plan, as Exhibit B and Exhibit C, respectively, to be adopted as of the Transaction Closing substantially in the form of such exhibits.  Neither the LTIP nor the Reinvestment Plan shall be amended or modified in any material respect without the prior written consent of Wendy’s.

(iv)                              Wendy’s shall have the right to review and consent to the form of each of the stockholders agreement, retained interest investors agreement and any other agreement among the existing stockholders of DavCo Restaurants (collectively, the “Stockholders Agreement”) that is to be entered into prior to or in connection with the Transaction Closing, such consent not to be unreasonably withheld, provided that the failure of Wendy’s to grant such consent due to any inconsistency between the Stockholders Agreement and this Amended Consent to Assignment shall be deemed to be not unreasonable.  DavCo Restaurants shall furnish to Wendy’s copies of the Stockholders Agreement as promptly as practicable following the date hereof and Wendy’s shall review and respond thereto as promptly as practicable and, with respect to the final version of the Stockholders Agreement, not later than two (2) business days following Wendy’s receipt thereof pursuant to delivery thereof given in accordance with Section 17.B(6), provided that DavCo Restaurants has indicated in writing to Wendy’s that such version is the final version thereof.  Following the Transaction Closing, the Stockholders Agreement shall not be amended, modified, changed or replaced without the prior written consent and/or waiver of Wendy’s if any such proposed amendment, modification, change or replacement would be in violation of or inconsistent with the provisions hereof, including the provisions of Section 3.

C.                                     Franchisees acknowledge and agree that the obligations and outstanding amounts referenced on Exhibit D attached hereto shall be paid or otherwise resolved to Wendy’s satisfaction contemporaneously with the execution of this Amended Consent to Assignment.  However, execution of this Amended Consent to Assignment by Wendy’s shall not, nor be deemed to, constitute and is not intended as a waiver of any additional obligations or amounts outstanding and due to Wendy’s.  Notwithstanding Franchisees’ execution of the Franchise Contracts as described herein, Franchisees assume responsibility and are responsible for all obligations to Wendy’s, its subsidiaries and any advertising cooperatives under the Existing Franchise Agreements arising or accruing up to the Initial Consent Date.

D.                                    Whether or not the Transaction Closing shall occur, Franchisees shall, contemporaneously with the execution of this Amended Consent to Assignment,

reimburse Wendy’s for Wendy’s actual outside legal fees and expenses, including any applicable goods and service taxes, associated with its review, document drafting, and any consent in connection with the Transactions, including this Amended Consent to Assignment and all related documents, incurred through the date of execution of this Amended Consent to Assignment, and with respect to any such fees and expenses incurred thereafter, within thirty (30) days following the Transaction Closing.

E.                                      As of the Initial Consent Date, Franchisees and Wendy’s entered into the Franchise Contracts and the Initial Consent.  It is the intent and agreement of the parties that the terms of the Addendum, the New Franchise Agreements and the Development Letter shall have been effective since the Initial Consent Date and shall be applicable to any future Restaurant developed by Franchisees following the Initial Consent Date under the Performance Schedule of the Development Letter (but not under the right of first refusal contained in the Development Letter which shall be based upon Wendy’s then current form of franchise agreement).  Franchisees and Wendy’s further agree that, as of the Initial Consent Date, except as otherwise specifically provided in the Initial Consent, the Existing Franchise Agreements were superseded and replaced in their entirety with the Franchise Contracts, and applicable provisions of the Initial Consent and, as of and following the date hereof, with the applicable provisions of this Amended Consent to Assignment.  The Franchise Contracts, as of and following the Initial Consent Date, the Initial Consent (from the Initial Consent Date to the date hereof) and this Amended Consent to Assignment, as of and following the date hereof, shall govern the parties’ relationship with respect to the Restaurants.  Except as specifically set forth herein or in the Initial Consent, as of the Initial Consent Date, the Existing Franchise Agreements were of no further force or effect; provided, however, that any release of claims previously executed by any of the parties under the Existing Franchise Agreements remain binding.

(1)                                  Franchisees warrant, represent and confirm that the Franchise Contracts were, as of the date of the Initial Consent, are, as of the date hereof, and will be as of the Transaction Closing, valid and binding obligations of Franchisees, in full force and in effect and enforceable in accordance with their respective terms.

(2)                                  Franchisees warrant, represent and confirm that Franchisees were, as of the Initial Consent Date, are, as of the date hereof, and will be, as the Transaction Closing, (i) in material compliance with all provisions of the Franchise Contracts and (ii) not in violation of any other agreement with a third party where such violation would have an adverse effect on the Franchise Contracts or Franchisees’ obligations to Wendy’s.

(3)                                  Notwithstanding the replacement of the Existing Franchise Agreements with the Franchise Contracts as of the Initial Consent Date, Franchisees agree to be and to remain jointly and severally liable for all obligations and the performance of all covenants of “Franchise Owner,” as defined in the Existing Franchise Agreements, arising or accruing up to the Initial Consent Date.  Franchisees agree that Franchisees’ failure to comply with any such provisions of the Existing Franchise Agreements shall constitute a default under the Franchise Contracts and this Amended Consent to Assignment entitling Wendy’s to exercise all of its rights and remedies thereunder and hereunder.  Franchisees agree that, as of and following the Initial Consent Date, all references to any of the Existing Franchise Agreements set forth in any test agreement or other existing agreements with Wendy’s or its subsidiaries shall be deemed to mean and refer to the Franchise Contracts.  Franchisees agree that, as of and following the Initial Consent Date, the cross-default provisions of such test or other existing agreements shall be deemed to reference the Franchise Contracts in lieu of the Existing Franchise Agreements, such that a default under such test or other existing agreements shall constitute a default under the Franchise Contracts.

(4)                                  Franchisees and Wendy’s agree that the Development Letter is hereby amended by changing the Performance Schedule (as defined in the Development Letter) to provide that the number of additional Restaurants to be opened during the year ending December 31, 2010 shall be eight (8), instead of seven (7).

F.                                      Franchisees warrant, represent and confirm that at all times following the Initial Consent Date (i) the Restaurants have been and shall be operated only by the Franchisees, (ii) Franchisees have had and shall have the contractual right to possession of the premises associated with each of the Restaurants and (iii) Franchisees have been and shall be the owners, lessees or licensees of all of the assets of the Restaurants.

G.                                     Franchisees warrant, represent and agree that Franchisees, as of the Initial Consent Date, had, as of the date of this Amended Consent to Assignment, have, and as of the Transaction Closing, will have, in full force and effect and will maintain at all times and will have delivered to Wendy’s a certificate of insurance specifically covering each of the Restaurants under the Franchise Contracts and which complies with the insurance provisions of the Franchise Contracts and this Amended Consent to Assignment, and includes the street locations on the front or back of the certificate or attached to it as an exhibit, naming Franchisees (or either of them) as the insured and naming Wendy’s as additional insured.

H.                                    Franchisees acknowledge and agree that as of and following the Initial Consent Date, Franchisees are obligated to comply with the 2002/03 and 2004-06 Wendy’s National Advertising Program, Inc. (“WNAP”) increases providing for 3% of gross sales to be paid to WNAP (and such other increases as are described below); provided, however, that as of and following the Initial Consent Date, the payment by Franchisees of that 3% shall be made as follows:

(1)                                  Franchisees agree to support the 3% national advertising program entitled U.S.A. 2002/2003 such that the 4% required advertising expenditure for 2003 and 2004 shall be allocated 3% to WNAP for national advertising and 1% to local advertising, provided that Franchisees shall pay the national contribution as follows:

(i)                                     Franchisees shall pay 2% toward national advertising from January-December, 2003 (based on sales January-December of 2003), an additional ½% from January–April, 2003 (based upon sales from January-April, 2002), and an additional 1% from May-December 2003 (based on sales May-December 2002); and

(ii)                                  Franchisees shall pay 2% toward national advertising from January-December, 2004 (for sales January-December, 2004), and an additional 1% from January-December 2004 (based on sales January-December 2003).

(2)                                  Franchisees agree to support the 3% national advertising program entitled U.S.A. 2004-06 such that the 4% required advertising expenditure for 2004, 2005, and 2006 shall be allocated 3% to WNAP for national advertising and 1% to local advertising; provided, however, that Franchisees shall pay the 3% national contribution as follows:

(i)                                     Franchisees shall pay 2% toward national advertising from January-December, 2005 (based on sales January-December of 2005), and an additional 1% from January-December 2005 (based on sales January-December 2004);

(ii)                                  Franchisees shall pay 2% toward national advertising from January-December, 2006 (based on sales January-December of 2006), and an additional 1% from January-December 2006 (based on sales January-December 2005); and

(iii)                               Franchisees shall pay 2% toward national advertising from January-December, 2007 (based on sales January-December of 2007), and an additional 1% from January-December 2007 (based on sales January-December 2006).

(3)                                  As of and following the Initial Consent Date, Franchisees agree to be legally bound by and to comply with any allocation or reallocation of the required advertising contribution (between WNAP and local advertising) as determined by Wendy’s, if such allocation/reallocation is applicable to at least 80% of the Wendy’s restaurants (including company restaurants) operating in the United States, excluding entirely from such calculation those restaurants operated by the Franchisees; provided, however, that to the extent the national contribution is in excess of 2%, Franchisees shall be permitted to pay such excess amount twelve months in arrears.  For example, if at least 80% of the Wendy’s restaurants in the United States are obligated to contribute 3% to WNAP for calendar year 2007, Franchisees shall also be obligated to contribute 3% to WNAP for 2007, but, similar to the process described in Section 2.H(2) above, shall pay the additional 1% on a monthly basis 12 months in arrears (during the following calendar year 2008 based upon 2007 sales).  Franchisees further agree that they shall not be involved in any balloting or other program that may be associated with any allocation/reallocation of advertising expenditures, but shall abide by the system standard as described herein and subject to the terms herein without such ballot or program participation.

I.                                         Franchisees acknowledge and confirm that prior to the Initial Consent Date they received and reviewed a copy of Wendy’s transaction policy dated September 20, 2001, and have agreed from and after the Initial Consent Date to comply with the provisions therein in connection with any subsequent transfer of any interests requiring Wendy’s consent under the Franchise Contracts.

J.                                        Franchisees acknowledge and agree that, due to the unique corporate and legal structure involved, Franchisees will not be permitted to directly or indirectly acquire any interest in additional Wendy’s Old Fashioned Hamburgers Restaurants outside Virginia, Maryland and Washington, D.C., or in any franchise of any franchise system now or in the future owned or controlled by Wendy’s.  Franchisees further acknowledge and agree that within Virginia or Maryland, but outside the Territory, the acquisition of any additional Wendy’s Old Fashioned Hamburgers Restaurants or any interest in a Wendy’s franchisee or Wendy’s franchised business by Franchisees or any entities directly or indirectly controlled in any manner by Franchisees shall require Wendy’s prior written consent and waiver of its right of first refusal, and such consent and waiver shall require full compliance with Wendy’s then existing policies and standards, including the execution of a Wendy’s standard form franchise agreement and personal guaranties.  Franchisees further acknowledge and agree that Wendy’s and its affiliates have the sole, absolute and unrestricted right as franchisors to select the parties to whom Wendy’s and its affiliates will grant franchises and that, except for the development of Wendy’s Old Fashioned Hamburgers Restaurants by Franchisees in the Territory, Franchisees have no rights or expectations of any kind or nature with respect to the development of Wendy’s Old Fashioned Hamburgers Restaurants or any other franchise of any franchise system now or in the future owned or controlled by Wendy’s.

K.                                    DavCo Restaurants shall have the right to expand into other concepts which do not violate the noncompete provisions of the Franchise Contracts or this Amended Consent to Assignment.  The business of DavCo Operations is currently, and shall remain, limited to the ownership and operation of Wendy’s Old Fashioned Hamburgers Restaurants.

L.                                      The DavCo Parties agree and covenant that concurrently with the execution and delivery hereof, the DavCo Parties are causing Byron L. Knief to execute and deliver to Wendy’s the Acknowledgment attached hereto.

M.                                 The Note Indenture to be entered into as of the Transaction Closing among SunTrust Bank, as trustee (the “Trustee”), DavCo Restaurants and DavCo Operations providing for the issuance of the Subordinated Notes (the “Note Indenture”), and each guaranty described in Section 14.C(2) (collectively, the “Guaranty”), shall contain the terms and provisions described in the “Description of Senior Subordinated Notes” attached hereto as Exhibit E (the “Description”) (including the definition set forth therein of “Affiliate” to be included in the Note Indenture) and the terms and conditions contained in the applicable provisions hereof, including Section 14.C.  As of and following the Transaction Closing (except to the extent permitted by the last sentence of this Section 2.M), the Note Indenture and the Guaranty shall not contain any terms or provisions that are inconsistent with or conflict with the Description or the terms and provisions of this Amended Consent to Assignment.  Wendy’s shall have the right to review and consent to the form of the Note Indenture and the Guaranty prior to the Transaction Closing (such consent not to be unreasonably withheld, provided that the failure of Wendy’s to grant such consent due to a breach of the covenant contained in the preceding sentences shall be deemed to be not unreasonable).  DavCo Restaurants shall furnish to Wendy’s copies of the Note Indenture and the Guaranty as promptly as practicable following the date hereof and Wendy’s shall review and respond thereto as promptly as practicable and, with respect to the final version of the Note Indenture and the Guaranty, not later than two (2) business days following Wendy’s receipt thereof pursuant to delivery thereof given in accordance with Section 17.B(6), provided that DavCo Restaurants has indicated in writing to Wendy’s that such version is the final version thereof.  Following the Transaction Closing, the Note Indenture and the Guaranty shall not be amended, modified, changed or replaced without the prior written consent and/or waiver of Wendy’s if any such proposed amendment, modification, change or replacement would be in violation of or inconsistent with the provisions hereof, including the provisions of Section 14.B or Section 14.C.

N.                                    Each of the DavCo Parties warrants, represents and confirms that it has all requisite power and authority to enter into and perform its obligations under this Amended Consent to Assignment, such DavCo Party has taken all action necessary to execute and deliver this Amended Consent to Assignment and this Amended Consent to Assignment has been duly authorized, executed and delivered by such DavCo Party and constitutes the legal, valid and binding agreement of such DavCo Party, enforceable against such DavCo Party in accordance with its terms.  Each of Rothstein and the Rothstein Trusts, and each of Kirstien and the Kirstien Trust, warrants, represents and confirms that (i) each of the Rothstein Trusts and the Kirstien Trust is duly formed and validly existing, (ii) Rothstein is the sole trustee of the Rothstein Trusts and Kirstien is the sole trustee of the Kirstien Trust, each having full power and authority to bind such trust and (iii) the execution, delivery and performance of this Amended Consent to Assignment by each such trust will not violate or constitute a breach under its trust agreement or other organizational instrument or violate any applicable law.  Each of the DavCo Parties hereby ratifies and confirms the representations and warranties set forth in Section 2.O of the Initial Consent and represents and warrants to Wendy’s that there has been no breach by any of the DavCo Parties of any of the provisions of the Initial Consent.

O.                                    (1)                                  Franchisees hereby covenant and agree to secure all of their obligations to Wendy’s of payment and performance under each of the Franchise Contracts and under this Amended Consent to Assignment (including the Wendy’s Obligations, as hereinafter defined) by a collateral pool of first priority leasehold mortgages in favor of Wendy’s on valid and marketable leasehold interests in Restaurants acceptable to Wendy’s and having a “value” of not less than Ten Million Dollars ($10,000,000) (the “Leasehold Mortgages”).  The Leasehold Mortgages shall secure all obligations of Franchisees to Wendy’s whether or not the obligation relates to one or more of the Restaurants subject to a Leasehold Mortgage.  For purposes of this Section 2.O, “value” shall be the sum of the products of (a) five (5), multiplied by (b) EBITDA (earnings before interest, taxes, depreciation and amortization), attributable to each Restaurant included in the collateral pool for the most recently ended fiscal year, as determined in accordance with generally accepted accounting principles consistently applied.  Franchisees further covenant and agree to execute and deliver to Wendy’s, not less than thirty (30) days prior to the Transaction Closing, for recording concurrently with the Transaction Closing, Leasehold Mortgages in form and substance satisfactory to Wendy’s and in form acceptable for recording.  Concurrently with the Transaction Closing, Franchisees covenant and agree:  (i) to furnish to Wendy’s policies of leasehold mortgage title insurance on ALTA Loan Policy Form B, or equivalent policy form, in an amount of not less than Ten Million Dollars ($10,000,000) with a tie-in endorsement and such other endorsements as Wendy’s may request and (ii) a landlord waiver and an estoppel certificate in form and substance satisfactory to Wendy’s from the landlord of each Restaurant in the collateral pool.  All fees, costs and expenses of preparing and recording the Leasehold Mortgages, including attorneys’ fees and any applicable transfer and recording fees and taxes, and all title insurance charges shall be borne by Franchisees.  All applicable transfer and recording fees and taxes and all title insurance charges shall be paid by Franchisees directly to the applicable payee and all other fees, costs and expenses incurred by Wendy’s shall be paid pursuant to Section 2.D.

(2)                                  Franchisees covenant and agree to maintain the mortgaged leasehold properties free and clear of any liens or encumbrances other than those in favor of Wendy’s.  The exercise by Wendy’s of its remedies under one or more of the Leasehold Mortgages shall not preclude the exercise by Wendy’s of any other rights or remedies that Wendy’s may have under the Franchise Contracts, this Amended Consent to Assignment (including any rights under the DavCo Letter of Credit) or otherwise.  Franchisees hereby acknowledge and agree that in the event

Wendy’s forecloses upon one or more of the Leasehold Mortgages and as a result thereof succeeds to the leasehold interest of the Franchisees in the corresponding leaseholds, Wendy’s shall have the right to operate the Restaurants subject to the foreclosed Leasehold Mortgages as Wendy’s restaurants or to authorize one or more others to operate such Restaurants as a Wendy’s restaurant, notwithstanding any provision to the contrary in the Franchise Contracts.  Franchisees further covenant and agree that the “value” of the Restaurants subject to the Leasehold Mortgages shall be re-determined on an annual basis within thirty (30) days following the issuance of Franchisees’ annual audited financial statements.  If the “value” as re-determined is less than Nine Million Dollars ($9,000,000), Franchisees shall grant to Wendy’s a first priority leasehold mortgage on valid and marketable leasehold interests in Restaurants acceptable to Wendy’s having a “value” sufficient to increase the aggregate “value” to Ten Million Dollars ($10,000,000) or more.

P.                                      Franchisees covenant and agree to participate in the Wendy’s E-Royalty Program (or similar electronic payment program approved by Wendy’s for its franchisees) throughout the term of the Franchise Contracts.

Q.                                    The DavCo Parties represent and warrant to Wendy’s that CCT has been dissolved and has ceased to be a party to the Initial Consent and is therefore not a party hereto, that 92.20% and 6.63% of the shares of DavCo Restaurants held by CCT were distributed to Citicorp and Byron Knief, respectively, and that Wendy’s shall be indemnified and held harmless by the DavCo Parties against any claims or matters arising out of the failure by CCT to execute this Amended Consent to Assignment.  The parties hereto acknowledge and agree that this Amended Consent to Assignment shall be binding upon them notwithstanding that CCT is not a party hereto.

R.                                     The DavCo Parties represent and warrant to Wendy’s that, based upon the current relationship of Wendy’s, and its subsidiaries and affiliates, to Franchisees, and their respective subsidiaries and affiliates, none of Wendy’s or its subsidiaries or affiliates is an “Affiliate” (as such term will be defined in the Note Indenture) of any of Franchisees or their respective subsidiaries or affiliates.

3.                                       Control Block.  The provisions of this Section 3 shall apply if the Transaction Closing shall occur.

A.                                   (1)                                  As of and at all times following the Transaction Closing until the Exchange Date (as hereinafter defined), (i) the Control Block Principals (as hereinafter defined) shall own, free and clear of liens, encumbrances or other restrictions, the Base Block (as hereinafter defined) and (ii) the Base Block shall represent not less than ten percent (10%) of the total economic value of the total outstanding equity interests (on a fully-diluted basis), and not less than ten percent (10%) of the total outstanding voting interests (on a fully-diluted basis), in DavCo Restaurants.  As of the Transaction

Closing, the DavCo Parties shall deliver to Wendy’s a certificate executed by the DavCo Parties certifying as to the number of shares of Common Stock constituting the Base Block and that the requirements set forth in the preceding clause (ii) have been satisfied.

(2)                                  The Control Block Principals agree not to exchange any of their respective shares of Class B Common Stock for EISs (i) prior to the Exchange Date, (ii) at any time that there exists a violation of any of the provisions of or a default under any of the Franchise Contracts or this Amended Consent to Assignment or (iii) at an exchange rate that would result in a smaller Class A Common Stock component of such EISs than that which would be yielded at the exchange rate reflected in the final prospectus for the Offering.

(3)                                  As of and at all times following the Exchange Date, except as otherwise permitted by Section 3.A(4), the Control Block Principals shall own, free and clear of liens, encumbrances or other restrictions, a number of shares of Common Stock representing not less than ten percent (10%) of the total economic value of the total outstanding equity interests (on a fully-diluted basis), and not less than ten percent (10%) of the total outstanding voting interests (on a fully-diluted basis), in DavCo Restaurants (the “10% Block”).

(4)                                  If at anytime on or following the Exchange Date and prior to the Renewal Date (as hereinafter defined), solely as a result of the exchange by one or more  Control Block Principals of shares of Class B Common Stock for EISs, the Control Block Principals shall own less than the 10% Block, then during such period the requirement set forth in Section 3.A(3) that the Control Block Principals own the 10% Block shall be deemed to be satisfied at any time that the Control Block Principals and Citicorp together own the 10% Block, provided that the Control Block Principals then own not less than the greater of the following (the “Post-Exchange Minimum Block”):  (i) the Base Block or (ii) a number of issued and outstanding shares of Common Stock representing not less than five percent (5%) of the total economic value of the total outstanding equity interests (on a fully-diluted basis) and not less than five percent (5%) of the total outstanding voting interests (on a fully-diluted basis) in DavCo Restaurants (the “5% Block”).  The Post-Exchange Minimum Block shall be determined without including any shares of Common Stock owned by Citicorp.  In addition, following the Exchange Date, the Control Block Principals shall be required to own a number of shares of Common Stock (excluding any shares of Common Stock owned by Citicorp) equal to the Base Block not later than and at all times following the anniversary of the Transaction Closing occurring in 2015.

(5)                                  The Control Block Principals shall (i) use fifty percent (50%) of the after-tax amount of all dividends, distributions or other payments paid directly or indirectly to them in respect of any Equity Interests (as hereinafter defined) owned by them in DavCo Restaurants or DavCo Operations to purchase or acquire additional shares of Common Stock or EISs (or shall elect to receive such after-tax amount of any such dividends, distributions or other payments in the form of shares of Common Stock or EISs), (ii) use all of the after-tax amount of all cash, stock, or other awards received by them pursuant to the LTIP or any other incentive program, in each such case, to purchase, acquire or hold additional shares of Common Stock or EISs, and (iii) take all action necessary to cause any EISs or shares of Common Stock which they may be awarded or entitled to acquire pursuant to the LTIP, the Reinvestment Plan or any other incentive program to be issued to them or purchased by them or on their behalf promptly upon satisfaction of any provisions in the LTIP, the Reinvestment Plan or any other incentive program relating to the vesting or earning of such cash, stock or other awards.  For the avoidance of doubt, any acquisition by Control Block Principals of Subordinated Notes shall not satisfy the obligations set forth in this Section.  The obligations of the Control Block Principals set forth in this Section 3.A(5) shall become effective on the date of the Transaction Closing and shall continue in effect (x) at all times prior to the Exchange Date and (y) following the Exchange Date, until such time that the Control Block Principals shall own the 10% Block, which shall be not later than the Renewal Date, and thereafter from time to time as shall be necessary to maintain the ownership by the Control Block Principals of the 10% Block.  For purposes of this Section 3.A(5), shares of Common Stock owned by Citicorp shall not be deemed to be included in the 10% Block.  The “after-tax” calculations referred to in this Section 3.A(5) shall be made using the actual maximum U.S. federal and Maryland state income tax rates for individuals in effect from time to time.

(6)                                  For purposes of determining whether the Control Block Principals are in compliance with the provisions of this Section 3, shares of Class A Common Stock constituting part of an EIS held by a Control Block Principal shall be included in calculating the 10% Block and the 5% Block, but EISs (other than the component thereof consisting of Class A Common Stock), Subordinated Notes (including Subordinated Notes constituting part of an EIS) and any other subordinated indebtedness shall not be included.  For purposes of this Amended Consent to Assignment, a share of Class B Common Stock shall be deemed to have the same economic value as a share of Class A Common Stock.  Any shares of Common Stock included in Control Block Shares held by Permitted Transferees (as hereinafter defined) shall be included in the Base Block and for purposes of determining whether the Control Block Principals own the 10% Block or the 5% Block only so long as the Control Block

Principal for the benefit of whose family the trust exists remains the sole trustee thereof and the other requirements of Section 3.C(6) are satisfied.

B.                                     (1)                                  As used herein, “Control Block Principals” shall mean, collectively, the following individuals: (i) Rothstein, Kirstien, Norman, Cunnane and Borchers, (ii) up to one (1) additional individual who shall be a senior officer of DavCo Operations or DavCo Restaurants involved in the operation, management or development of the Restaurants and (iii) any individual to whom one of the persons described in the preceding clauses (i) and (ii) has transferred Control Block Shares, but only if such transfer is permitted by the provisions of Section 3.C hereof; provided, however, that (x) there shall not at any time be more than six (6) Control Block Principals, and (y) the Control Block Principals shall at all times include the Chief Executive Officer, the President and the primary Operator (as approved by Wendy’s pursuant to the Franchise Contracts) of DavCo Restaurants.  “Majority Control Block Principals” shall mean each of Rothstein and Kirstien (and any individual to whom a Majority Control Block Principal has Transferred Control Block Shares pursuant to the provisions of Section 3.C(4) or Section 3.C(5)).  “Minority Control Block Principals” shall mean each of the Control Block Principals other than the Majority Control Block Principals.

(2)                                  As used herein, (i) ”Base Block” means the aggregate number of shares of Common Stock owned by the Control Block Principals on the Transaction Closing (giving effect to the Recapitalization), as adjusted for any stock split, stock dividend or similar event occurring after the Transaction Closing, (ii) ”Exchange Date” means the second anniversary of the date of the Transaction Closing and (iii) ”Renewal Date” means the date on which the Franchise Contracts are subject to renewal.

(3)                                  As used herein “Control Block Shares” means the shares of Common Stock (including any shares of Common Stock constituting part of an EIS), EISs and any other Equity Interests in DavCo Restaurants, owned at any time by the Control Block Principals or a Permitted Transferee (as hereinafter defined); provided, however, that “Control Block Shares” shall not include (i) following the Exchange Date, any shares of Common Stock in excess of the number of shares of Common Stock that would be required to be owned by Control Block Principals in order to own the 10% Block (without including shares of Common Stock owned by Citicorp) or (ii) Subordinated Notes issued separately from EISs or any other subordinated indebtedness issued separately from EISs.

C.                                     None of the Control Block Principals nor any Permitted Transferee shall be permitted, directly or indirectly, to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber, voluntarily or by operation of law, including by exchange, conversion, cancellation, forfeiture or redemption (“Transfer,” and

“Transferred” shall have a correlative meaning) any interest in any of the Control Block Shares, except as permitted by this Section 3.C and subject to the requirements of Section 3.B(1)(x) and (y) with respect to Control Block Principals.

(1)                                  A Minority Control Block Principal may Transfer all or any portion of the Control Block Shares owned by such Minority Control Block Principal or his or her Permitted Transferee to any other Control Block Principal and Wendy’s shall not have a right of first refusal with respect to or right to consent to such Transfer.

(2)                                  A Minority Control Block Principal may Transfer all, but not less than all, of the Control Block Shares owned by such Minority Control Block Principal or his or her Permitted Transferee to a person who is not a Control Block Principal, subject to receipt of the prior written consent of Wendy’s to such proposed Transfer, which consent shall not be unreasonably withheld; provided, however, that Wendy’s shall have the absolute right to require as a condition to its consent that the proposed transferee (i) is an individual, (ii) has agreed to comply with the non-compete and confidentiality provisions of the Franchise Contracts, (iii) has not been convicted of a felony, a crime involving moral turpitude, or any other crime or offense that Wendy’s believes is reasonably likely to have an adverse effect on the System or the Proprietary Marks (as each such term is defined in the Franchise Contracts), the goodwill associated therewith or Wendy’s interest therein, and (iv) has agreed in writing to be bound by the terms hereof as a Control Block Principal and a Minority Control Block Principal.  Wendy’s shall not have a right of first refusal with respect to any such Transfer to which it has consented under this Section 3.C(2).

(3)                                  A Majority Control Block Principal may Transfer all or any portion of the Control Block Shares owned by such Majority Control Block Principal or his or her Permitted Transferee to the other Majority Control Block Principal.  Wendy’s shall not have a right of first refusal with respect to or right to consent to such Transfer.

(4)                                  Except as permitted by Section 3.C(3), Section 3.C(5) and Section 3.C(6), a Majority Control Block Principal may not Transfer all or any portion of his Control Block Shares (nor may such Majority Control Block Principal’s Permitted Transferee Transfer any of its Control Block Shares) unless:  (i) all of the outstanding Control Block Shares are Transferred, (ii) Wendy’s has waived in writing its right of first refusal to purchase all of the outstanding Control Block Shares and (iii) Wendy’s has consented in writing to such proposed Transfer.  Wendy’s shall not unreasonably withhold the consent required by this Section 3.C(4); however, Wendy’s shall have the absolute right to require as a condition of its consent that the proposed transferee (x) be an individual who will succeed to the management responsibilities of such Majority Control Block Principal at DavCo Restaurants and DavCo Operations, (y) meets the criteria set forth in Sections 13.3.A(i) through (vi) of the New Franchise Agreements (as in effect on the date hereof) and (z) has agreed to be bound by the terms hereof as a Control Block Principal and a Majority Control Block Principal.

(5)                                  Upon the death or mental incapacity of a Majority Control Block Principal, the Control Block Shares owned by such Majority Control Block Principal may be transferred to the personal representative of such Control Block Principal.  The personal representative shall dispose of such Control Block Shares, and any Permitted Transferee of such Majority Control Block Principal shall dispose of all Control Block Shares owned by such Permitted Transferee, all within two (2) years after the death or mental incapacity of such Majority Control Block Principal; provided, that:  (i) if such disposition is a proposed Transfer of all or any of such Control Block Shares to a Majority Control Block Principal, Wendy’s shall not have a right of first refusal with respect to, or the right to consent to, the Transfer of such shares to a Majority Control Block Principal; (ii) if such disposition is a proposed Transfer of all or any of such Control Block Shares to a Minority Control Block Principal, Wendy’s shall not have a right of first refusal with respect to such shares but Wendy’s prior written consent to such Transfer shall be required and the consent provisions of Section 3.C(4) shall apply to the proposed Transfer to such Minority Control Block Principal; (iii) if such disposition is a proposed Transfer of all or any of such Control Block Shares to a trust or other entity approved by Wendy’s whose sole beneficial owners are the heirs of such Majority Control Block Principal and the trustee of which (or the person controlling the voting rights in such entity) is an individual meeting the requirements of Section 3.C(4)(x) and is also an officer of DavCo Operations, Wendy’s shall not have a right of first refusal with respect to such shares but such Transfer shall require the prior written consent of Wendy’s and the consent provisions of Section 3.C(4) shall apply to such proposed Transfer, and (iv) if such disposition is a proposed Transfer of all or any of such Control Block Shares to any person not described in the preceding clauses (i) through (iii), Wendy’s shall have a right of first refusal with respect to, and the right to consent to, such Transfer, which shall be required to meet all of the requirements of Section 3.C(4), other than Section 3.C(4)(i).  If Wendy’s exercises its right of first refusal with respect to a proposed Transfer under Section 3.C(5)(iv), the Control Block Shares so acquired by Wendy’s shall be included for purposes of determining whether the Control Block Principals own the Base Block or the 10% Block.

(6)                                  A Control Block Principal may at any time Transfer his or her Control Block Shares to a family trust for the benefit of such Control Block Principal’s family of which such Control Block Principal is and remains the sole trustee (a “Permitted Transferee”) without Wendy’s consent or waiver of a first refusal right if written notice is given to Wendy’s not less than thirty (30) days prior to such Transfer and the transferee agrees in writing to be bound by the restrictions on Transfer of Control Block Shares, the noncompetition obligations and other covenants and obligations applicable to Control Block Principals set forth herein.  The beneficiaries of any such trusts shall not be deemed to be Permitted Transferees hereunder and any Transfer of Control Block Shares to any such beneficiaries shall be required to comply with the provisions of Section 3.C(2) or Section 3.C(4), as applicable.  The parties acknowledge and agree that, upon the Transaction Closing, for so long as the sole trustees thereof are Rothstein and Kirstien, respectively, the Rothstein Trusts and the Kirstien Trust shall be Permitted Transferees hereunder and shall be bound by the provisions hereof applicable to Permitted Transferees; provided, however, that the beneficiaries of such trusts shall not be deemed to be Permitted Transferees hereunder.

(7)                                  The exchange of shares of Class B Common Stock for EISs shall not constitute a Transfer of such shares for purposes of this Section 3, Section 4 or Section 5 so long as following such exchange the Control Block Principal who owned such shares owns the EISs for which they were exchanged and the exchange does not result in a violation of the provisions of Section 3.A.

D.                                   Franchisees and the Control Block Principals shall cause the certificates or other instruments evidencing any of the Control Block Shares to be stamped or otherwise imprinted with a legend in substantially the following form:

“The transfer of the shares represented by this certificate is subject to the restrictions and conditions specified in the Amended and Restated Agreement and Consent to Assignment dated as of April 16, 2004 (the “Amended Consent to Assignment”) among, inter alia, DavCo Restaurants Inc., DavCo Operations Inc. and certain holders of the equity interests therein, and no transfer of such shares shall be valid or effective until such restrictions and conditions shall have been satisfied or fulfilled with respect to such transfer.  A copy of the Amended Consent to Assignment will be furnished by DavCo Restaurants Inc. to the holder hereof upon written request and without charge.”

E.                                      The DavCo Parties agree that (i) no Control Block Shares shall be issued or Transferred to any person unless such person has agreed to be bound by the provisions of this Amended Consent to Assignment applicable to Control Block

Principals and (ii) prior to the Transaction Closing, the DavCo Parties shall deliver to Wendy’s the written agreement of the individual described in Section 3.B(1)(ii) to be bound by the provisions of this Amended Consent to Assignment applicable to Control Block Principals.

4.                                       Right of First Refusal.

A.                                   The DavCo Parties, the Control Block Principals and the Permitted Transferees hereby acknowledge and agree that Wendy’s shall have at all times following the Initial Consent Date, and hereby confirm that they have granted to Wendy’s, a right of first refusal to acquire the interests or assets proposed to be Transferred or issued in the event of any of the following (individually and collectively, a “Proposed Transfer”):  (i) a proposed Transfer by the holder thereof of any Equity Interest in DavCo Operations, (ii) a proposed Transfer of any portion of the Control Block Shares pursuant to Sections 3.C(4), 3.C(5) or 3.C(6) hereof (and each of the Control Block Principals and each Permitted Transferee acknowledges and agrees that if Wendy’s exercises its right of first refusal to purchase all of the Control Block Shares pursuant to Section 3.C(4), such purchase shall be on the same terms and conditions as those offered by the Majority Control Block Principal’s prospective Transferee), (iii) the proposed issuance of any Equity Interests in any private or public sale or offering of any Equity Interests in DavCo Operations or DavCo Restaurants, (iv) a proposed Transfer of one or more Restaurants or any of the Franchise Contracts executed by Franchisees, or (v) a direct or indirect proposed Transfer of all or substantially all of the Wendy’s business or the assets of the business or of any part of the Wendy’s business or assets such that the assets proposed to be transferred comprise all or substantially all of the assets of one or more Restaurants; provided, however, that this right of first refusal shall not be applicable to (v) the exchange of existing common stock of DavCo Restaurants for Class B Common Stock in the Recapitalization, (w) any Permitted Asset Transfer, (x) a Transfer by the holders thereof of outstanding Class A Common Stock, Class B Common Stock, Subordinated Notes or EISs (other than Control Block Shares, as provided in clause (ii) above), (y) a Transfer resulting from the repurchase by DavCo Restaurants of shares of Class B Common Stock from CVC for cash on hand and a portion of the proceeds of the Offering, including the exercise of an over-allotment option granted for EISs offered in the Offering as described in the final prospectus distributed in connection with the Offering, or (z) the issuance of Common Stock or EISs pursuant to the LTIP, the Reinvestment Plan or any other employee stock incentive plan adopted by DavCo Restaurants and that has been approved by Wendy’s.  Failure to comply with such right of first refusal shall constitute a default hereunder and under the Franchise Contracts entitling Wendy’s to exercise all of its rights and remedies hereunder and thereunder.  Any permitted buyer or transferee of the assets described in clauses (iv) and (v) of this Section 4.A shall be required to execute and deliver Wendy’s then current standard form of franchise agreement.  The foregoing rights of first refusal shall be binding upon any buyer or transferee. As used herein, the term “Equity

Interests” means any shares of capital stock or other ownership or equity interests or securities, whether voting or non-voting, including any securities convertible into or exercisable or exchangeable for shares of capital stock or other ownership or equity interests or securities (and including, with respect to DavCo Restaurants, shares of Class C Common  Stock and shares of Preferred Stock).

B.                                     As used herein, the term “Permitted Asset Transfer” means (i) the sale of any assets relating to a Restaurant that has been closed with Wendy’s consent, (ii) the sale and leaseback or other financing transaction, so long as Franchisees retain the right to operate each such Restaurant as a Wendy’s, of not more than a total of fifteen (15) individual Restaurants provided that each such sale/leaseback or other financing transaction is a single transaction and (iii) the pledge of assets permitted under Section 14.B hereof.

C.                                     If any of the DavCo Parties or the Control Block Principals (a “Transferor”) desires to make or suffer any of the Proposed Transfers described in Section 4.A, the Transferor shall notify Wendy’s in writing of the Proposed Transfer and shall provide to Wendy’s such information and documentation relating to the Proposed Transfer and the prospective transferee as Wendy’s may require, including but not limited to, all material information provided to the prospective transferee by the Transferor.  Wendy’s shall have the right and option, exercisable within forty-five (45) days after receipt by Wendy’s of such written notification, all information and documentation which the Transferor has provided to the prospective transferee and which the Transferor has received from the prospective transferee, audited financial statements for the Transferor, audited financial statements for the prospective transferee to the extent they exist (otherwise financial statements from the prospective transferee certified by its president or chief financial officer), and all other information required by Wendy’s then-existing transaction form and as may be specifically required in Wendy’s then-current transaction policy, to send written notice to the Transferor that Wendy’s intends to purchase the Transferor’s interest or assets on the same terms and conditions as those offered by the prospective transferee.  The information to be supplied by the Transferor and required by Wendy’s shall be accompanied by (i) a written representation and warranty from the Transferor that it has provided Wendy’s with all of the information required under this Section 4.C, and that such information is true, accurate and complete; and (ii) if the Transferor is not an individual, an appropriate resolution of its board of directors (or other applicable owners, investors, or the like) approving the proposed Transfer, or other evidence satisfactory to Wendy’s of the Transferor’s intent to consummate the transaction.  Further, if Wendy’s elects to exercise its right and option hereunder, notwithstanding anything in the offer, Wendy’s shall be entitled to conduct due diligence of the scope customary for transactions of the type proposed in the offer for a period of not less than sixty (60) days, commencing upon the date of Wendy’s notice to the Transferor of Wendy’s election to purchase pursuant to this Section 4.C.  Further, in the event Wendy’s elects to exercise its option hereunder, the offer shall not contain any provision or condition, the effect of which would be to increase the cost to, or otherwise change the economic terms imposed on Wendy’s, as a result of the substitution of Wendy’s for the prospective transferee, or as a result of compliance with the procedures set forth herein with respect to Wendy’s right of first refusal.  In the event that Wendy’s elects to exercise its right and option hereunder, closing on such purchase must occur within the later of:  (i) sixty (60) days from the date of notice to Transferor of the election to purchase by Wendy’s; or (ii) such period as may have been provided in the offer.  Any material change in the terms of any offer shall constitute a new offer subject to the same rights of first refusal by Wendy’s as in the case of the initial offer, and notice of any such material change shall be provided in writing by the Transferor promptly to Wendy’s.  Failure of Wendy’s to exercise the right and option afforded by this Section 4 shall not constitute a waiver of any other provision of this Amended Consent to Assignment, including all of the requirements of this Section 4, with respect to a Proposed Transfer.  The Transferor shall not execute any contract or accept any offer to purchase any interest, unless the provisions of this Section 4 have been satisfied.

In the event the consideration, terms and conditions offered by a third party are such that Wendy’s may not reasonably be required to furnish the same consideration, terms, and conditions, then Wendy’s may purchase the interest proposed to be sold for the reasonable equivalent in cash.  If the parties cannot agree within a reasonable time on the cash consideration, an independent appraiser shall be designated by the Transferor from a list of three independent appraisers selected by Wendy’s, and that appraiser’s determination of the reasonable equivalent cash amount shall be binding.

D.                                    The rights of first refusal set forth in this Amended Consent to Assignment shall be in addition to and not in limitation of the rights of first refusal set forth in the Franchise Contracts and the rights set forth in Section 5 and Section 9 hereof.

5.                                       Consent Required.  From and after the Initial Consent Date, Wendy’s prior written consent shall be required in connection with any Transfer of (i) any interest in the Control Block Shares pursuant to Sections 3.C(2), 3.C(4), 3.C(5) and 3.C(6) hereof, (ii) the Franchise Contracts, (iii) the Wendy’s business or the assets of the business, in whole or in part, by DavCo Operations or DavCo Restaurants (except that Wendy’s prior written consent shall not be required in connection with a Permitted Asset Transfer), (iv) any direct or indirect Equity Interest in DavCo Operations or DavCo Restaurants, including the issuance of any Equity Interests in any private or public offering of Equity Interests by either of DavCo Operations or DavCo Restaurants, or (v) any interests in connection with any change in the structure or ownership of any of such entities, whether any of the foregoing occurs voluntarily, by operation of law or otherwise, which consent shall not be unreasonably withheld if the transferor and transferee comply with Section 13.3 of the New Franchise Agreements; provided, however, that Wendy’s prior written consent shall not be required for (w) any Transfer by the holders thereof of outstanding Class A Common Stock, Class B Common Stock, Subordinated Notes or EISs (other than Control Block Shares to the extent provided in clause (i) above), (x) the issuance of Common Stock or EISs pursuant to the LTIP, the Reinvestment Plan or any other employee stock incentive plan adopted by DavCo Restaurants and that has been approved by Wendy’s, (y) the exchange of Class A Common Stock, Class B Common Stock or Subordinated Notes for EISs (other than Control Block Shares, to the extent provided in clause (i) above, and provided that any such exchange of Class B Common Stock for EISs does not result in a violation of Section 3.A), or (z) the Transfer of any securities resulting from the repurchase by DavCo Restaurants of shares of Class B Common Stock from CVC for cash on hand and a portion of the proceeds of the Offering, including the exercise of an over-allotment option granted for EISs offered in the Offering as described in the final prospectus distributed in connection with the Offering.

6.                                       Indemnification.  The DavCo Parties (individually and collectively, “Indemnitors”) hereby agree, jointly and severally, to indemnify and hold Wendy’s and Wendy’s subsidiaries and affiliates (and their respective directors, officers, employees and agents) harmless from and against any and all claims, damages or liabilities (“Claims”) arising directly or indirectly from, as a result of, or in connection with, the Transactions, the Offering, any formal or informal exercise of rights or remedies by persons other than Wendy’s, the underwriters’ activities, or DavCo Restaurants’ relationship with its investors and the breach of any representation, warranty or covenant contained in this Amended Consent to Assignment or in any of the documents referred to herein or as part of the Transactions, as well as all costs and expenses (including attorneys’ fees and expenses) of defending against any such Claims, such indemnification to be paid on a current basis as any such costs or expenses are incurred.  The indemnification obligations contained herein shall not be exclusive of or affect any other rights or remedies (including the right to terminate the Franchise Contracts) that Wendy’s may have hereunder or under the Franchise Contracts or any other agreement; provided, however, that upon the occurrence of the Transaction Closing the preceding indemnification agreement of Citicorp shall be subject to the limitations set forth in Section 39.

7.                                       Expenditures; Limitations on Distributions and Payments.

A.                                   If the Transaction Closing shall occur, Franchisees shall invest an aggregate of $7,500,000 (approximately $50,000 per store) to complete certain upgrades and remodeling at the currently existing Restaurants.  This amount shall be expended, in accordance with Franchisees’ business plan referred to below, over a three (3)- year period as follows:  (i) $4,000,000 during Franchisees’ fiscal year ending September 30, 2005, (ii) an additional $2,000,000 during Franchisees’ fiscal year ending September 30, 2006, and (iii) an additional $1,500,000 during Franchisees’ fiscal year ending September 30, 2007; provided, however, that each of such time periods may be extended for up to an additional six (6) months if necessary as a result of matters that delay such expenditures that are not within Franchisees’ control, such as receipt of construction permits, but any such extension shall apply only with respect to the expenditures on the Restaurant specifically affected by such delay.  Franchisees shall submit to Wendy’s not later than thirty (30) days following the end of each such fiscal year such detail as Wendy’s shall request to evidence such expenditures.  The upgrades and remodeling shall be part of a business plan prepared annually by Franchisees and approved by Wendy’s.  A copy of the format for such business plan is attached hereto as Exhibit F.  Nothing herein is intended to limit in any way Franchisees’ obligation to comply with any and all other system requirements and changes that may be applicable to the system and these upgrades and remodeling requirements are in addition thereto.

B.                                     (1)                                  Franchisees shall not make or permit to be made in respect of any Equity Interest (i) any distribution to any person, including by way of dividend, redemption, return of capital or otherwise or (ii) any payment under any guaranty issued by either Franchisee, or any entity controlled directly or indirectly by DavCo Restaurants, with respect to any distribution referred to in the preceding clause (i), which in any such case would at any time prevent Franchisees from making any payment of any royalty fees, advertising contributions, capital expenditures or other payments required under the Franchise Contracts or this Amended Consent to Assignment or any payment under any other contract or agreement with Wendy’s or any affiliate of Wendy’s (collectively, the “Wendy’s Obligations”).

(2)                                  In addition, Franchisees shall not make or permit to be made any distribution or payment described in clause (i) or (ii) of Section 7.B(1) if at the time there exists a failure to pay when due of any of the Wendy’s Obligations, giving effect, in determining when any such obligation is due, to any grace period given by Wendy’s prior to issuance of a notice of default in respect thereof, but without giving effect to any cure period available under the agreements applicable to such obligation following Wendy’s issuance of a notice of default in respect thereof.

8.                                       Noncompetition.  From and after the Initial Consent Date, none of DavCo Operations, DavCo Restaurants, or the Control Block Principals or any other entity controlling, controlled by or under common control with any of them shall directly or indirectly have any interest which violates the noncompetition provision of the Franchise Contracts; provided, however, that for so long as CVC has any interest in DavCo Restaurants or DavCo Operations, Citicorp Venture Capital LTD shall comply with the following modified noncompetition provision: Citicorp Venture Capital LTD shall have no interest which violates the noncompetition provision of the Franchise Contracts, except the following:  (i) any interest of Citicorp Venture Capital LTD which existed prior to February 10, 1993; and (ii) any interest held by any affiliate or holding company of Citicorp Venture Capital LTD in connection with financing arrangements.

9.                                       Purchase Option.  As of the Initial Consent Date, DavCo Operations and DavCo Restaurants each granted a right and option (the “Option”) to Wendy’s, which grant is hereby reaffirmed, to purchase, at any time following the Initial Consent Date, at the election of Wendy’s:  (i) all the outstanding equity interests in DavCo Operations and/or (ii) all of the assets of DavCo Operations and all of the assets of DavCo Restaurants relating to the business, ownership and operation of Wendy’s Old Fashioned Hamburgers Restaurants.  The terms of the Option, including the exercise price, terms and conditions of exercise are set forth in this

Section 9.  DavCo Operations and DavCo Restaurants acknowledge and agree that the Option is irrevocable and coupled with an interest.

A.                                   The Option shall be exercisable only in the event that: (i) DavCo Restaurants Transfers, permits a Transfer or suffers a Transfer of any direct or indirect interest in DavCo Operations or DavCo Restaurants in violation of the terms and conditions of any right of first refusal held by Wendy’s, (ii) there occurs any Transfer of any interest by or in DavCo Restaurants or DavCo Operations in violation of Section 5 hereof, (iii) there occurs any other Transfer pursuant to, or any demand for payment made under, any guaranty by DavCo Operations or DavCo Restaurants, (iv) there occurs a Change of Control Event (as defined in Section 10) that has not been cured in accordance with Section 10 hereof, or (v) there occurs a breach of the provisions of Section 2.M, Section 2.N or Section 2.O hereof (each, an “Option Event”).  The rights set forth in this Section 9 are in addition to and not in limitation of any other rights or remedies of Wendy’s set forth in this Amended Consent to Assignment, including any rights or remedies of Wendy’s for breach by any of the DavCo Parties of any provision hereof, which shall be independent of the provisions of this Section 9.

B.                                     The Option granted by this Section 9 shall continue in full force and effect until the expiration or termination of the last to expire or terminate of the Franchise Contracts and the full payment and satisfaction by Franchisees of all of their obligations thereunder.

C.                                     In the event that the Option becomes exercisable as provided in Section 9.A, Wendy’s shall have the right to purchase at Fair Market Value (as defined herein), at Wendy’s election, (i) all of the assets of DavCo Operations, (ii) all of the assets of DavCo Restaurants relating to the business, ownership and operation of Wendy’s Old Fashioned Hamburger Restaurants and/or (iii) all of the outstanding equity interests in DavCo Operations (collectively, the assets and/or equity interests to be acquired by Wendy’s pursuant to the Option are referred to hereinafter as the “Option Assets”).  Wendy’s shall not be obligated to assume any liabilities of DavCo Operations or DavCo Restaurants in connection with the purchase of the Option Assets, all of which shall be sold free and clear of all liens, claims and encumbrances.

D.                                    In the event the Option becomes exercisable, DavCo Operations or DavCo Restaurants shall send a written notice to Wendy’s that the Option has become exercisable (the “DavCo Notice”).  Wendy’s shall have forty-five (45) days from the date of receipt of the DavCo Notice to give written notice to DavCo Operations and/or DavCo Restaurants as applicable (the “Notice of Exercise”) of Wendy’s election to exercise the Option.  If Wendy’s does not give a Notice of Exercise within forty-five (45) days of receipt of the DavCo Notice with respect to an Option Event, the Option shall no longer be exercisable with respect to such Transfer, but shall continue in full force and effect and be exercisable in the event of the occurrence of any other Option Event.

E.                                      If Wendy’s elects to exercise the Option, Wendy’s shall deliver a Notice of Exercise, which shall specify the Fair Market Value of the Option Assets.  A Notice of Exercise may be given at any time in the event that DavCo Restaurants fails to deliver a DavCo Notice when required.

F.                                      In the event that DavCo Restaurants disagrees with the Fair Market Value of the Option Assets as proposed by Wendy’s in its Notice of Exercise, DavCo Restaurants shall within ten (10) days of the date the Wendy’s Notice of Exercise is given, send a notice to Wendy’s (“DavCo Value Notice”) stating the Fair Market Value of the Option Assets as determined by DavCo Restaurants, if such Fair Market Value is higher than the Fair Market Value established by Wendy’s.  For a thirty (30) day period after the delivery of the DavCo Value Notice (“Negotiation Period”), Wendy’s and DavCo Restaurants shall endeavor to negotiate in good faith the Fair Market Value of the Option Assets.  If Wendy’s and DavCo Operations are unable to agree on the Fair Market Value of the Option Assets within the Negotiation Period each of Wendy’s and DavCo Operations shall within thirty (30) days after expiration of the Negotiation Period (“Appointment Period”) appoint one qualified appraiser with experience in determining the value of assets and/or equity interests, such as the Option Assets.  If either of Wendy’s or DavCo Restaurants does not appoint an appraiser during the Appointment Period, the appraiser who has been appointed shall make the sole determination of the Fair Market Value of the Option Assets.  If each of Wendy’s and DavCo Restaurants appoints an appraiser, the two appraisers so appointed shall select a third appraiser within thirty (30) days of the appointment of the last of the two appraisers so appointed.  The three appraisers shall then render a decision within sixty (60) days of the appointment of the third appraiser as to the Fair Market Value of the Option Assets.

G.                                     A closing (the “Closing”) shall be held no later than the sixtieth (60th) day after the date of the determination of Fair Market Value at a place and time to be determined by Wendy’s and DavCo Restaurants (“Closing Date”).  If no Closing Date is agreed to by Wendy’s and DavCo Restaurants, the Closing shall take place on the sixtieth (60th) day after the determination of Fair Market Value or if such date is not a business day on the next succeeding business day.  At the Closing, DavCo Operations and DavCo Restaurants, as applicable, shall deliver good and marketable title to all of the Option Assets to Wendy’s free and clear of all liens and encumbrances in return for a cash payment by Wendy’s of the Fair Market Value.

H.                                    Notwithstanding any provision of this Section 9 to the contrary, Wendy’s shall have the right for a forty-five (45) day period (“Due Diligence Period”) after the final determination of Fair Market Value to conduct due diligence on DavCo Operations and DavCo Restaurants of the scope customary for transactions of the size and complexity of the Option exercise.  DavCo Operations and DavCo Restaurants shall provide all information relating to their respective assets and businesses requested by Wendy’s during the Due Diligence Period.  Prior to the termination of the Due Diligence Period Wendy’s shall have the right in its sole discretion to withdraw its Notice of Exercise.  If Wendy’s withdraws its Notice of Exercise, the Option shall no longer be exercisable with respect to such Option Event but shall continue in full force and effect and be exercisable in the event of any other Option Event.

I.                                         For purposes of this Section 9, “Fair Market Value” shall mean the amount that would be realized by DavCo Operations and/or DavCo Restaurants if the Option Assets were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller was under economic compulsion to enter into the transaction with due consideration given to all relevant indicators of such Fair Market Value.

10.                                 Control of DavCo Restaurants.  If at any time one person (as defined in Section 3(9) of the Securities Exchange Act of 1934, as amended, and Section 13(d)(3) of such Act) (other than the Control Block Principals and Permitted Transferees) directly or indirectly owns, controls, exercises control or direction or is the beneficial owner (as defined in such Act and the rules and regulations thereunder) of equity or voting interests in DavCo Restaurants (including any such equity or voting interests held as a component of an EIS) constituting more than twenty percent (20%) of the total economic value of the total outstanding equity interests, or more than twenty percent (20%) of the total outstanding voting interests, in DavCo Restaurants (a “Change of Control Event”) and (i) DavCo Restaurants does not, within ten (10) days of the date DavCo Restaurants first had knowledge of such ownership or control, take such steps as may be permitted under the Amended and Restated Certificate of Incorporation of DavCo Restaurants in the form attached hereto as Exhibit A (or in such other form as shall have been approved by Wendy’s) to reduce such interest or control to twenty percent (20%) or lower or (ii) such ownership or control remains at more than twenty percent (20%) for more than ninety (90) days after the date DavCo Restaurants first had knowledge of such ownership or control, then such Change of Control Event shall constitute a default by Franchisees under the Franchise Contracts, in addition to any other rights of Wendy’s hereunder.  DavCo Restaurants shall give written notice to Wendy’s of the occurrence of any of the events described in the preceding sentence not later than five (5) days following the date of such occurrence.

11.                                 Letter of Credit.  Subsequent to the execution and delivery of the Initial Consent, the Franchisees delivered to Wendy’s and WNAP, as beneficiaries, an Irrevocable Standby Letter of Credit in the face amount of One Million Dollars ($1,000,000) (the “DavCo Letter of Credit”) which replaced the letter of credit issued to Wendy’s pursuant to the Existing Franchise Agreements.  Wendy’s and Franchises agree that such DavCo Letter of Credit may be replaced at any time and from time to time with a substitute letter of credit issued by a national bank acceptable to Wendy’s and WNAP, which substitute letter of credit shall contain the same terms required by this Amended Consent to Assignment.  Any reference herein to the DavCo Letter of Credit shall include any such substitute letter of credit.  The initial issuer of the DavCo Letter of Credit and any issuer of a substitute DavCo Letter of Credit shall be referred to herein as the “Issuing Bank.”

A.                                   Any DavCo Letter of Credit shall include an “evergreen clause” providing that it shall be automatically extended for an additional period of one year from the present or future expiration date, unless at least forty-five (45) days prior to such date the Issuing Bank notifies DavCo Operations, Wendy’s and WNAP, by registered mail, return receipt requested, that it has decided not to extend the DavCo Letter of Credit beyond the current expiration date.  In the event Wendy’s and WNAP are so notified, any unused portion of the credit shall be available to Wendy’s and/or WNAP upon presentation of a sight draft for forty-five (45) days after receipt by DavCo Operations, Wendy’s and WNAP as shown on the signed return receipt.  Wendy’s and WNAP shall place any unused portion of the credit so drawn in a cash collateral account to secure the obligations of Franchisees under the Franchise Contracts and each of DavCo Restaurants and DavCo Operations hereby grants to each of Wendy’s and WNAP a security interest in such cash collateral accounts.  Each of Wendy’s and WNAP may draw against the cash collateral account held by it for any amounts due to it from DavCo Operations and/or DavCo Restaurants.  Upon the termination or expiration of the Franchise Contracts and the full payment and satisfaction by Franchisees of all of their obligations thereunder, the balance, if any, in the cash collateral account(s) shall be returned to Franchisees.  Franchisees shall from time to time execute and deliver to Wendy’s and WNAP such further documents and instruments as Wendy’s and WNAP may request with respect to such cash collateral account(s).

B.                                     Upon Franchisees’ request, following (i) the expiration or termination of the last to expire or terminate of the Franchise Contracts and the full payment and satisfaction by Franchisees of all of their obligations thereunder or (ii) subject to the prior written consent of Wendy’s, the assignment by Franchisees of all of their obligations under the Franchise Contracts and the assumption thereof by a third party in accordance with the terms of such Franchise Contracts and this Amended Consent to Assignment, Wendy’s and WNAP shall agree to the cancellation and termination of the DavCo Letter of Credit.

C.                                     Either of Wendy’s or WNAP may draw under the DavCo Letter of Credit by presenting to the Issuing Bank its draft drawn at sight, together with its certificate (the “Certificate”) purportedly signed by an officer of Wendy’s or WNAP certifying that:  (i) payment to (Wendy’s or WNAP) of $            is due under the Franchise Contracts and has not been paid; and (ii) not less than five (5) business days prior to the date of delivery of the Certificate (to the Issuing Bank), (Wendy’s or WNAP) has delivered written notice to Franchisees of its intention to demand payment under the DavCo Letter of Credit.  There shall be no other conditions or restrictions upon the right of Wendy’s or WNAP to payment under the DavCo Letter of Credit.  Partial drawings (and multiple drawings) shall be permitted.

D.                                    The DavCo Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce in effect as of the date the DavCo Letter of Credit is issued.

E.                                      The right of Wendy’s or WNAP to payment under the DavCo Letter of Credit shall not obligate Wendy’s or WNAP to exercise such right in order to cure a payment default under the Franchise Contracts, and the availability of the DavCo Letter of Credit shall not be construed as a cure or ability to cure any payment default under the Franchise Contracts.

F.                                      A material default under the Franchise Contracts shall occur if the DavCo Letter of Credit expires or is revoked and an acceptable substitute letter of credit has not been issued, as provided herein.

G.                                     If the Transaction Closing shall occur:  (i) concurrently therewith, Franchisees shall cause the face amount of the DavCo Letter of Credit to be increased to Three Million Dollars ($3,000,000); and (ii) effective as of January 1, 2007, Franchisees shall cause the face amount of the DavCo Letter of Credit to be increased to Four Million Dollars ($4,000,000).

H.                                    Franchisees shall cause the DavCo Letter of Credit to be maintained at the then required amount as set forth above and, to the extent of any drawings under the DavCo Letter of Credit which reduce the amount available to be drawn under the DavCo Letter of Credit, shall, within twenty (20) days after any such reduction, cause the DavCo Letter of Credit to be amended such that the full amount of the then required amount of the DavCo Letter of Credit is available to be drawn.

12.                                 Certain Restaurant Covenants.

A.                                   Franchisees shall discontinue the sale of bone-in chicken at one-half of their Wendy’s Restaurants currently selling bone-in chicken by October 1, 2004, and, unless Franchisees demonstrate that such discontinuation caused and will continue to cause a material adverse financial impact on Franchisees, shall discontinue the sale of bone-in chicken at one-half of the remaining Wendy’s Restaurants by October 1, 2005, and shall discontinue the sale of bone-in chicken at all Wendy’s Restaurants by October 1, 2006.  Wendy’s agrees that provided Franchisees satisfy all operational requirements associated with the sale of chicken strips, Franchisees shall be authorized to sell chicken strips as soon as practicable.

B.                                     Franchisees agree that any new Restaurant opened by Franchisees after the Initial Consent Date shall be built with Wendy’s fascia color then in use (and not the yellow fascia previously used by Franchisees for new Restaurants); it being understood and agreed that the foregoing requirement may be subject to local ordinances and certain lease requirements and that Franchisees shall not be in violation of this Section 12.B as a result of complying with local ordinances and/or lease requirements concerning color schemes provided the lease is an arm’s length lease entered into with an unrelated third party and Franchisees have made good faith efforts to comply with this provision.

13.                                 Additional Representations and Warranties.  Each of DavCo Operations, DavCo Restaurants, Citicorp, and the Current Principals represents, warrants and covenants, in addition to any provision of any other agreement with Wendy’s, that (i) the Transactions will not result in a dissolution, liquidation or extinction of DavCo Operations or DavCo Restaurants and will have no adverse effect on agreements with and obligations or liabilities to Wendy’s or WNAP under the Franchise Contracts as amended hereby and the same will continue in full force and effect without further action by any of the entities involved in the Transactions or Wendy’s; (ii) none of the completion of the Transactions or any rule of law, regulation, listing requirement, or otherwise of the United States, any state of the United States or the American Stock Exchange, or any other public or private entity, applicable to the Transactions shall amend, require modification of or supersede, or adversely affect, any agreement by any Franchisee with Wendy’s or the exercise by Wendy’s of any right or remedy held by it hereunder or under any Franchise Contracts; and (iii) the Offering, and all incidents thereto, will result in no obligation or liability on the part of Wendy’s to any third party.  The Control Block Principals and each of the other DavCo Parties shall enter into any agreements or arrangements between or among themselves that may be necessary or advisable in order to permit them to satisfy and perform their obligations hereunder, including the provisions of Section 3.  Any Transfer or attempted Transfer of the shares or other equity interests of DavCo Operations or DavCo Restaurants in violation of the provisions of this Amended Consent to Assignment shall be null and void ab initio.

14.                                 Limitations on Granting Liens; Indebtedness; Guaranties.

A.                                   Set forth on Exhibit G hereto are (i) a list of Franchisees’ existing secured and unsecured lenders, the maximum amount of indebtedness permitted under Franchisees’ loan or credit agreement with such lenders, and the Liens granted in Franchisees’ personal and real property or assets to secure such indebtedness (the “Existing Liens”), and (ii) on a pro forma basis as of and giving effect to the Transaction Closing, a list of Franchisees’ secured and unsecured lenders, the maximum amount of indebtedness to be permitted under Franchisees’ loan or credit agreement with such lenders, and the Liens to be granted in Franchisees’ personal or real property or assets to secure such indebtedness. For purposes of this Agreement, “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

B.                                     Franchisees agree that unless and until the Transaction Closing shall occur any Lien (other than the Existing Liens) on Franchisees’ personal or real property or assets shall be specifically subject to the terms of the Franchise Contracts and this Amended Consent to Assignment and shall require the prior written consent of Wendy’s.  If the Transaction Closing shall occur, Franchisees may thereafter have outstanding from time to time indebtedness or other obligations secured by Liens on Franchisees’ personal or real property or assets, provided that Franchisees shall not secure any indebtedness or other obligations by a Lien on any of the Franchise Contracts or the Proprietary Marks (as defined in the Franchise Contracts) and, DavCo Restaurants shall not secure any indebtedness or other obligations by a Lien on the stock of DavCo Operations.

C.                                     (1)                                  If the Transaction Closing shall occur, the Subordinated Notes shall provide that, except in the event of a bankruptcy or insolvency which, pursuant to the terms of the Subordinated Notes, results in the maturity of the principal amount of the Subordinated Notes being automatically accelerated and the principal amount of the Subordinated Notes automatically becoming due and payable, the maturity of the principal amount of the Subordinated Notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy’s by the trustee with respect to the occurrence of events of default and ending 45 days after such date.

(2)                                  If the Transaction Closing shall occur, DavCo Restaurants shall be the sole obligor under the Subordinated Notes and any guaranty of the Subordinated Notes by DavCo Operations, or by any other direct or indirect subsidiary of DavCo Restaurants which now or hereafter owns or operates any Restaurant, shall:  (i) be a guaranty of payment, (ii) be unsecured; (iii) be governed by the laws of a specific state of the United States, without regard to the conflict of laws principles of such state, and the laws of the United States; and (iv) provide that it may be enforced only in a state or federal court located in the United States.

D.                                    Franchisees shall be in default under this Amended Consent to Assignment and under the Franchise Contracts, entitling Wendy’s to exercise all of its rights and remedies hereunder and thereunder, in the event a default shall occur under any other agreement, document or instrument to which Franchisees are a party and such default is not cured within any applicable grace period or waived in writing, and such default (i) involves the failure to make any payment when due in respect of any indebtedness or contingent liabilities of Franchisees in excess of One Million Dollars ($1,000,000) in the aggregate, or (ii) causes such indebtedness or contingent liabilities or a portion thereof in excess of One Million Dollars ($1,000,000) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) permits any holder of such indebtedness or contingent liabilities or a trustee to cause such indebtedness or contingent liabilities or a portion thereof in excess of One Million Dollars ($1,000,000) in the aggregate to become due prior to its stated maturity or prior to the regularly scheduled dates of payment and such default is not cured or waived within thirty (30) days after the occurrence thereof; provided, however, that the following shall not constitute a default under this Section 14.D:  (x) a default with respect to Franchisees’ obligations under the Restaurant leases or subleases which Franchisees previously assigned to Wen America LLC or (y) a third party claim or suit (other than a third party claim or suit with respect to a default described in the preceding clauses (i) through (iii)) against Franchisees, until such claim or suit is settled or finally adjudicated.  For purposes of this Section 14.D, an acceleration forbearance period in accordance with the terms of the Subordinated Notes shall not be deemed to be a cure or grace period.

15.                                 General Release.  On the Initial Consent Date the DavCo Parties delivered, and contemporaneously with the execution and delivery hereof, the DavCo Parties are executing and delivering, to Wendy’s the separate General Release of All Claims in the form which is attached hereto as Exhibit H, executed by the parties indicated thereon.  The DavCo Parties further agree to execute and deliver to Wendy’s a General Release of All Claims contemporaneously with the Transaction Closing, executed by the parties indicated thereon.

16.                                 Modification of Franchise Contracts; Breach or Default.  This Amended Consent to Assignment is intended to supplement the Franchise Contracts and the terms hereof shall be deemed incorporated therein.  In the event of a conflict between the Franchise Contracts and this Amended Consent to Assignment, this Amended Consent to Assignment will control, provided every reasonable effort is made to read this Amended Consent to Assignment as supplementing the Franchise Contracts, except as specifically stated herein.  All references in the Franchise Contracts to the Initial Consent shall, from the Initial Consent Date to the date hereof mean and refer to the Initial Consent, and from and after the date hereof mean and refer to this Amended Consent to Assignment.  Any breach of the terms of or default under this Amended Consent to Assignment shall constitute a default hereunder and under the Franchise Contracts entitling Wendy’s to exercise all of its rights and remedies hereunder and thereunder.

17.                                 Future Consents; Follow-on Offering.

A.                                   The DavCo Parties acknowledge and agree that Wendy’s may or may not in the future approve offerings and Transfers under different terms, conditions and policies existing at that time and that neither the Initial Consent nor this Amended Consent to Assignment shall be relied upon in future transactions as limiting Wendy’s position or the conditions associated with Wendy’s consent and/or any waiver of its right of first refusal.

B.                                     (1)                                  Wendy’s acknowledges that DavCo Restaurants may in the future, after the Transaction Closing, desire to offer and sell additional EISs or Class A Common Stock to the public in a public offering.  As used herein, the term “Follow-on Offering” means a public offering in the United States by DavCo Restaurants of EISs or Class A Common Stock (or a private placement of EISs or Class A Common Stock in the United States in accordance with Rule 144A of the Securities Act of 1933, as amended), which occurs after the Transaction Closing, is consummated not later than December 31,

2015 and all of the net proceeds of which are used in connection with the Wendy’s business.

(2)                                  Wendy’s hereby waives any right of first refusal or purchase option under the Franchise Contracts or this Amended Consent to Assignment with respect to a Follow-on Offering, subject to the satisfaction by the DavCo Parties of all of the terms and conditions set forth in Section 17.B(3).

(3)                                  (a)                                  Wendy’s hereby waives its right to consent under the Franchise Contracts and this Amended Consent to Assignment with respect to a Follow-on Offering, subject to the satisfaction by the DavCo Parties of all of the following terms and conditions with respect to any such Follow-on Offering:  (i) at the time of the closing of the Follow-on Offering, there exists no material breach under the Franchise Contracts or this Amended Consent to Assignment, (ii) upon consummation of the Follow-on Offering, the Control Block Principals will not be in violation of the ownership obligations under Section 3 of this Amended Consent to Assignment, subject to the provisions of Section 17.B(3)(b), (iii) the Follow-on Offering will not result in a Change of Control Event, (iv) there will be no change in the corporate structure of DavCo Operations or DavCo Restaurants as a result of the Follow-on Offering, (v) the Follow-on Offering will not materially and adversely affect the rights of Wendy’s under the Franchise Contracts or this Amended Consent to Assignment, (vi) Wendy’s is given the right to comment on the prospectus and the offering documents relating to the Follow-on Offering, such prospectus and offering documents contain such disclaimers in such places as Wendy’s may request and Wendy’s has consented to the specific use and location of Wendy’s logo and trademarks therein, (vii) at the time of the closing of the Follow-on Offering, the DavCo Parties make and deliver to Wendy’s all representations and warranties with respect to the prospectus and the offering documents used in the Follow-on Offering that they are making in this Amended Consent to Assignment with respect to the prospectus and the offering documents used in the Offering, (viii) prior to the filing of any prospectus with respect to the Follow-on Offering with the U.S. Securities and Exchange Commission (“SEC”) or the commencement of any Follow-on Offering pursuant to Rule 144A, Franchisees and the Control Block Principals execute and deliver to Wendy’s an indemnification agreement in substantially the form of Section 6 hereof applicable to the Follow-on Offering and a release in the form of Exhibit H to this Amended Consent to Assignment, (ix) at the time of the closing of the Follow-on Offering, Franchisees pay all legal fees and any other third-party costs of Wendy’s incurred in connection with the Follow-on Offering, and (x) Franchisees shall have given to Wendy’s prior written notice of the proposed occurrence and specific details, to the extent available, of any Follow-on Offering (the “Follow-on Offering Notice”) not less than thirty (30) days prior to the earlier to occur of the filing of the preliminary prospectus with respect thereto with the SEC or the commencement of such Follow-on Offering (the “Follow-on Offering Date”), together with all relevant information evidencing that the terms and conditions set forth in this Section 17.B(3) have been satisfied with respect to such Follow-on Offering or, with respect to the conditions that must be satisfied as of the closing of such Follow-on Offering, will be satisfied as of such date (the “Follow-on Offering Information”); provided, however, that if such Follow-on Offering is to be made based upon a takedown of securities from an effective shelf registration statement using a prospectus supplement (a “Shelf Takedown”), Franchisees shall have given to Wendy’s the Follow-on Offering Notice and the Follow-on Offering Information not less than ten (10) business days prior to the Follow-on Offering Date (instead of not less than thirty (30) days prior thereto).

(b)                                 The waivers by Wendy’s set forth in Section 17.B(2) and Section 17.B(3)(a) are also subject to the following terms and conditions:

(i)                                     If, solely as a result of the dilutive effects of the issuance of Common Stock in a proposed Follow-on Offering which is to be consummated prior to the Exchange Date, the Control Block Principals would own less than the 10% Block, such reduction in ownership of Common Stock below the 10% Block shall require the prior written consent of Wendy’s, which consent will be not be unreasonably withheld; provided, that it shall be deemed reasonable for Wendy’s to require as a condition of such consent that (x) the Control Block Principals shall own, after giving effect to the Follow-on Offering, a number of issued and outstanding shares of Common Stock representing not less than eight percent (8%) of the total economic value of the total outstanding equity interests (on a fully-diluted basis), and not less than eight percent (8%) of the total outstanding voting interests (on a fully-diluted basis), in DavCo Restaurants (the “8% Block”), and (y) the Control Block Principals shall own the 10% Block not later than and at all times following the second anniversary of such Follow-on Offering.  For purposes of this Section 17.B(3)(b)(i), shares of Common Stock owned by Citicorp shall not be included in calculating the 10% Block or the 8% Block, except that such shares may be included in determining compliance with the provisions of the preceding clause (y) to the extent permitted by Section 3.A(4).

(ii)                                  If, solely as a result of the dilutive effects of the issuance of Common Stock in a proposed Follow-on Offering which is to be consummated on or after the Exchange Date, the Control Block Principals would own less than the 10% Block, such reduction in ownership of Common Stock below the 10% Block shall require the prior written consent of Wendy’s, which consent will be not be unreasonably withheld; provided, that it shall be deemed reasonable for Wendy’s to require as a condition of such consent that (x) the Control Block Principals shall own, after giving effect to the Follow-on Offering, the 8% Block, (y) the Control Block Principals shall own, after giving effect to the Follow-on Offering, a number of shares of Common Stock representing not less than the Post-Exchange Minimum Block, and (z) the Control Block Principals shall own the 10% Block not later than and at all times following the second anniversary of such Follow-on Offering.  For purposes of this Section 17.B(3)(b)(ii), shares of Common Stock owned by Citicorp may be included in calculating the 10% Block and the 8% Block (but not the Post-Exchange Minimum Block).

(4)                                  Wendy’s shall use its commercially reasonable efforts to review and provide comments on the prospectus and offering documents with respect to the Follow-on Offering in a timely manner.

(5)                                  In addition to the notice and information requirements set forth in Section 17.B(3) hereof, if at any time any of the DavCo Parties either (i) participates in a presentation or meeting with one or more potential investors who are considering a specific investment in DavCo Restaurants (excluding a general informational presentation given to a group of potential investors) or (ii) is advised by any underwriter or investment banker that DavCo Restaurants is being specifically considered by one or more potential investors for an investment in DavCo Restaurants and, in either such case, such investment may be pursuant to a Follow-on Offering made pursuant to a Shelf Takedown, Franchisees shall give to Wendy’s written notice thereof, together with such information relating thereto as shall then be available not later than the date of such presentation or the first business day after receipt of such advice from the underwriter or investment banker, as the case may be; provided, however, that notwithstanding any compliance by Franchisees with the provisions of this Section 17.B(5), Wendy’s waiver of its right to consent to a Follow-on Offering set forth in

Section 17.B(3) hereof shall continue to be subject to satisfaction by the DavCo Parties of all of the terms and conditions set forth in Section 17.B(3).

(6)                                  Any notice or other communication to be given to Wendy’s pursuant to this Section 17 (or pursuant to Sections 2.B(3) or 2.M) shall be given by personal delivery or by Federal Express, UPS, Airborne or other internationally recognized overnight courier and shall be deemed duly given only upon actual receipt thereof by:

Wendy’s International, Inc.

Office of the General Counsel

4288 West Dublin-Granville Road

Dublin, Ohio 43017

With mandatory copies to (which shall not constitute notice):

Wendy’s International, Inc.

Franchise Development

Attention:  Senior Vice President – Development

4288 West Dublin-Granville Road

Dublin, Ohio 43017

and

Piper Rudnick LLP

Attention:  Dennis E. Wieczorek

203 North LaSalle Street, Suite 1800

Chicago, Illinois 60601

or to such other persons or such other addresses as Wendy’s shall designate in writing pursuant to Section 19 hereof.

18.                                 Offering and Prospectus.  The DavCo Parties acknowledge and agree that Wendy’s makes no representations, warranties or other statements with respect to the accuracy of any of the representations, warranties, statements or disclosures made by Franchisees or any other party involved in the Transactions (including any representations or statements contained in the registration statement, prospectus or other offering documents used or distributed in connection with the Offering) and Wendy’s neither undertakes nor assumes any obligation to any person (including any entity), public or private, in this regard.  The DavCo Parties represent and warrant to Wendy’s that (i) the registration statement relating to the Offering, each prospectus filed therewith and all other offering documents used or distributed in connection with the Offering shall comply with all applicable laws and shall contain such disclaimers in such locations as Wendy’s may request, and (ii) the registration statement relating to the Offering, each prospectus filed therewith and any amendments thereto, at the time of effectiveness and at the closing of the Offering will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the preceding representations and warranties are made by Citicorp severally and not jointly with the other DavCo Parties and are made only with respect to information that describes CVC and their respective equity holdings in DavCo Restaurants.

19.                                 Notice.  All notices, consents, waivers and other communications hereunder shall be in writing.  Wendy’s and the DavCo Parties agree that their respective notice addresses shall be as follows:

If to Wendy’s, to:	Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017
Attn.: Franchise Legal Department

If to any of the DavCo Parties, to:	[Name of DavCo Party]
c/o DavCo Restaurants Inc.
or c/o DavCo Operations Inc.
1657 Crofton Blvd.
Crofton, Maryland 21114
Attn: President

The parties acknowledge and agree that notice shall be duly given if given as set forth under the Franchise Contracts, or by any recognized overnight delivery service which affords the sender evidence of delivery or attempted delivery.  Any notice by a means which affords the sender evidence of delivery, or attempted delivery, shall be deemed to have been given at the date and time of mailing or sending of such notice.  Notwithstanding the provisions of this Section 19, the provisions of Section 17.B shall govern the giving of all notices and communications to Wendy’s under Section 17.B, Section 2.B(3) and Section 2.M.

20.                                 Limitation of Consent.  All of the DavCo Parties acknowledge and agree that Wendy’s consent in the Initial Consent and in this Amended Consent to Assignment is not intended to provide, and shall not be construed as providing, Wendy’s consent (or the consent of any subsidiary of Wendy’s) with regard to any other right or interest other than Wendy’s consent to the Transactions.  Any other consent must be separately obtained.

21.                                 Notice and Approvals of Third Parties.  The DavCo Parties warrant, represent and confirm that they have notified any and all lenders, governmental entities, regulatory bodies or other persons to whom notice is required to be given of, or from whom consent or approval is required in connection with, the Transactions to the extent required by contract or law (including any notification required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended), and to the extent necessary have given such notices and/or obtained the approval or consents of such parties; provided, however, that the preceding representations and warranties are made by Citicorp severally and not jointly with the other DavCo Parties and are made only with respect to such notices, consents and approvals required to be obtained by CVC and their affiliates.

22.                                 Reliance.  The DavCo Parties hereby warrant, represent and agree that all financial and other information which has been provided by Franchisees to Wendy’s in connection with the Transactions is true, accurate and complete and that the DavCo Parties have provided to Wendy’s all information, and true and correct copies of all documents, relevant to the Transactions and Wendy’s consent hereunder; provided, however, that the preceding representation, warranty and agreement is made by Citicorp in all material respects and to the actual knowledge of CVC (which shall be deemed to include the actual knowledge of any officer or agent of Citicorp or any corporate affiliate of Citicorp).  The DavCo Parties acknowledge that Wendy’s is relying upon the accuracy of that information in consenting to the Transactions.  The DavCo Parties agree that any material misrepresentation as to the capitalization, financial structure, creditworthiness, background or ownership interest of the parties involved in the Transactions, at Wendy’s election, may be deemed by Wendy’s to be a default hereunder and under the Franchise Contracts entitling Wendy’s to exercise all of its rights and remedies hereunder and thereunder.

23.                                 No Representations by Wendy’s.  The DavCo Parties understand and acknowledge that Wendy’s consent and/or waiver in no way constitutes an acknowledgment, undertaking or representation by Wendy’s as to the financial viability of the Restaurants or the Transactions, any approval of the monetary terms of the Transactions or the earnings potential of the Restaurants.  The DavCo Parties acknowledge that they have separately reviewed and evaluated the Transactions and obtained independent professional assistance and have in no way relied upon Wendy’s consent and/or waiver as an appraisal of any of the Transactions.  The DavCo Parties further warrant, represent and confirm that in connection with the Transactions neither Wendy’s nor its authorized representatives have made any claims or furnished any information regarding the actual or potential sales, costs, income or profits of any Restaurant.

24.                                 Receipt of Circular.  Franchisees hereby acknowledge the receipt of Wendy’s Uniform Franchise Offering Circular and the final franchise-related documents at the time required under federal and state law.

25.                                 Conflicts.  Nothing contained in any documentation between Franchisees and any third parties related to the Transactions, including the Note Indenture, the Guaranty, the Senior Credit Agreement, the Senior Credit Agreement Guarantees, the Amended and Restated Certificate of Incorporation of DavCo Restaurants and the Stockholders Agreement, is intended to conflict with the terms and conditions of this Amended Consent to Assignment or the Franchise Contracts (and where applicable, the Existing Franchise Agreements and the Initial Consent), or to impose additional requirements or restrictions on Wendy’s, except as may be specifically set forth herein.  In the event of such a conflict, the terms and conditions of the Franchise Contracts and this Amended Consent to Assignment (and any applicable provisions of the Initial Consent) will control over said documents as to Wendy’s and the rights of Wendy’s.

26.                                 Governing Law.  All parties acknowledge and agree that this Amended Consent to Assignment shall be governed by and construed in accordance with the local laws of the State of Ohio applicable to contracts made within such state and without regard to principles of conflicts of law.  Neither the Initial Consent nor this Amended Consent to Assignment shall be construed against the party or its representatives who drafted this Amended Consent to Assignment or any portion of it by virtue of that preparation.

27.                                 Jurisdiction; Service of Process; Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Ohio and of the United States of America located in Franklin County, Ohio, for any actions, suits or proceedings (including all defenses to such actions and all counterclaims or cross claims therein) arising out of or relating to this Amended Consent to Assignment and the Transactions, and further agrees that service of any process, summons, notice or document by U.S. certified or registered mail to its respective address set forth in Section 19 will be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amended Consent to Assignment or the Transactions in the courts of the State of Ohio or the United States of America located in Franklin County, Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AMENDED CONSENT TO ASSIGNMENT.  The rights and remedies of the parties to this Amended Consent to Assignment (including Wendy’s rights and remedies under the DavCo Letter of Credit, the Leasehold Mortgages, the Franchise Contracts and hereunder) are cumulative and not alternative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have.  Wendy’s shall have the right to seek specific performance of the provisions of this Amended Consent to Assignment and injunctive relief against threatened conduct that will cause it loss or irreparable harm for which monetary damages are inadequate, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions.  The DavCo Parties agree that Wendy’s may obtain such injunctive relief in addition to such further or other relief as may be available at law or in equity and that Wendy’s will not be required to post a bond to obtain any injunctive relief.

28.                                 Severability.  If any term or provision of this Amended Consent to Assignment is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain in full force and effect; provided, however, if Wendy’s determines that the invalidity of any provision of this Amended Consent to Assignment materially reduces the benefits to it of entering into this Amended Consent to Assignment, Wendy’s by notice to the other parties may terminate this Amended Consent to Assignment, including but not limited to the consent set forth in Section 1 hereof.

29.                                 Entire Agreement.  This Amended Consent to Assignment sets forth the entire understanding and supersedes all prior negotiations, discussions and understandings among the parties concerning the subject matter of this Amended Consent to Assignment (and, as of the date hereof, supersedes in its entirety the Initial Consent).  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties relating to the subject matter of this Amended Consent to Assignment other than those set forth or referred to herein.  Notwithstanding the preceding sentences of this Section 29, the parties acknowledge and agree that the Franchise Contracts and the General Releases and legal opinions executed and delivered in connection with the Initial Consent were as of the Initial Consent Date and continue to be in full force and effect in accordance with their respective terms and that the delivery and execution of this Amended Consent to Assignment is not intended to and shall not constitute a waiver or release by Wendy’s of any breach that may have heretofore occurred by any of the DavCo Parties of any provision of the Initial Consent.

30.                                 Amendment; Waiver.  No alteration, amendment, change or addition to any provision of this Amended Consent to Assignment may be made except in a writing signed by Wendy’s and by the other party or parties intended to be bound by such alteration, amendment, change or addition.  The submission of any unexecuted copy of this Amended Consent to Assignment shall not constitute an offer to be legally bound by any provision of the document submitted, either currently or in the future; and no party hereto shall be bound by this Amended Consent to Assignment until it is fully executed and delivered by all parties hereto as set forth in the first paragraph hereof.  Neither the failure nor any delay by any party in exercising any right under this Amended Consent to Assignment will operate as a waiver of such right and no single or partial exercise of any such right will preclude any other or further exercise of such right.  No waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of or estoppels with respect to any subsequent or other matter.

31.                                 Binding Nature; Assignment; Third Party Beneficiaries.  This Amended Consent to Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns.  This Amended Consent to Assignment and the rights and obligations hereunder may not be assigned by a party without the prior written consent of the other parties hereto, except that Wendy’s may assign this Amended Consent to Assignment and its rights and obligations hereunder to any of Wendy’s direct or indirect subsidiaries without the prior written consent of the other parties hereto.  Nothing in this Amended Consent to Assignment is intended nor shall it be construed to give any person other than the parties hereto, the persons entitled to indemnification under Section 6 hereof, and their respective successors, heirs, executors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Amended Consent to Assignment or any provision hereof, except that various provisions of this Amended Consent to Assignment are made for the benefit of WNAP and of direct and indirect subsidiaries of Wendy’s and may be enforced by those entities as their interests may appear.

32.                                 Joint and Several; Survival.  All representations, warranties and covenants of the DavCo Parties or the Franchisees are given on a joint and several basis and shall survive the execution and delivery of this Amended Consent to Assignment and the Transaction Closing.

33.                                 Time of Essence.  Time is of the essence with respect hereto.

34.                                 Construction.  The articles, section and paragraph captions herein are for convenience of reference only and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Words in the singular include the plural and vice versa and words of one gender include the other (or neutral) gender as the context requires.  All references herein to “$” or “dollars” are to United States dollars.  The term “person” as used herein shall include any individual, corporation, partnership, trust, limited liability company, government agency or other entity.  The terms “hereunder,” “hereof,” “herein,” and “hereto” and words of similar import shall, unless otherwise specified, be construed to refer to this Amended Consent to Assignment as a whole and not to any particular provision of this Amended Consent to Assignment.  The word “including” and words of similar import when used in this Amended Consent to Assignment shall mean “including, without limitation,” unless otherwise specified and all references herein to a Section or Exhibit are to a Section or Exhibit of this Consent to Assignment, unless otherwise specified.  As used in this Amended Consent to Assignment, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions located in the State of Ohio are required or authorized to be closed.  All references herein to a number or percentage of outstanding equity or outstanding voting interests means such number or percentage of equity or voting interests as are then outstanding as of the date of the relevant determination.

35.                                 Counterparts.  This Amended Consent to Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  The manual signature of any party hereto that is transmitted to any other party by facsimile shall be deemed for all purposes to be an original signature hereto.

36.                                 Legal Opinions; Deliveries.  On the Initial Consent Date, certain opinions of counsel were delivered to Wendy’s, and contemporaneously with the execution and delivery of this Amended Consent to Assignment, the Franchisees are delivering to Wendy’s the opinions of Torys LLP, Whiteford, Taylor & Preston LLP and the general counsel of DavCo Restaurants, Franchisees’ legal counsel, in the respective forms attached as Exhibit I hereto, and an opinion of an attorney licensed to practice law in Maryland and acceptable to Wendy’s as to certain matters relating to the Rothstein Trusts and the Kirstien Trust, as also attached as part of Exhibit I.  Contemporaneously with the occurrence of the Transaction Closing, the Franchisees shall cause to be delivered to Wendy’s the opinions of Torys LLP, Whiteford, Taylor & Preston LLP and Richards, Layton & Finger, P.A. in the respective forms attached as Exhibit J hereto, and reliance letters permitting Wendy’s to rely on, and attaching thereto, any opinions given by counsel to the DavCo Parties to the underwriters in respect of the Transactions.  Contemporaneously with the execution and delivery of this Agreement, Franchisees are delivering to Wendy’s certificates of good standing of each of Franchisees in their jurisdictions of organization and each jurisdiction in which they are qualified as foreign organizations.  Contemporaneously with the occurrence of the Transaction Closing, Franchisees shall deliver to Wendy’s (i) certificates of good standing of each of Franchisees in their jurisdiction of organization and each jurisdiction in which they are qualified as foreign entities, (ii) evidence of the filing of an Amended and Restated Certificate of Incorporation for DavCo Restaurants meeting the requirements of Section 2.B(3), and (iii) evidence in form and substance satisfactory to Wendy’s of compliance by the DavCo Parties of the requirements set forth herein to be complied with as of the Transaction Closing, including the provisions of Section 1.B, Section 2.M, Section 2.O, Section 3.A, Section 3.D, Section 3.E, Section 11.G and Section 15.

37.                                 Effectiveness.  Except as specifically set forth herein, this Amended Consent to Assignment is entered into and made effective in accordance with its terms as of the date set forth in the first paragraph hereof.  If the Transaction Closing does not occur by 5:00 p.m. Ohio time on December 4, 2004, the provisions of Section 1.B hereof shall automatically and without further action of the parties be void and of no further force or effect; provided, however, that all of the other provisions of this Amended Consent to Assignment and all of the Franchise Contracts shall remain in full force and effect in accordance with their terms.  The DavCo Parties shall deliver to Wendy’s written notice of the Transaction Closing not later than five (5) business days prior to the date thereof.

38.                                 Continuous Disclosure.  Franchisees will provide Wendy’s with copies of all documents, reports or statements filed by DavCo Restaurants on a non-confidential basis with the SEC at the same time that DavCo Restaurants files such documents with the SEC.  Franchisees agree that, upon the written request of Wendy’s, DavCo Restaurants shall request confidential treatment in accordance with the applicable rules of the SEC with respect to any document or information set forth in any document, report or statement filed by DavCo Restaurants with the SEC or supplement furnished to the SEC.

39.                                 Limitation on Liability of Citicorp.  The provisions of this Section 39 shall apply if the Transaction Closing occurs.

A.                                   Notwithstanding any provision of this Amended Consent to Assignment to the contrary, in no event shall Citicorp be liable to Wendy’s for any breach of any provision of this Amended Consent to Assignment, including any covenant, representation or warranty contained herein, or for any indemnification obligation hereunder, in an amount in excess of $23 Million Dollars (the “Cap”); provided, however, that the Cap shall not apply and there shall be no limit on the liability of Citicorp with respect to any claims arising out of (i) any breach by Citicorp or any corporate affiliate of Citicorp of the covenant not to compete set forth in Section 8 hereof; (ii) any breach by Citicorp of the representations, warranties, covenants or indemnities set forth in Section 2.N or Section 2.Q; and/or (iii) any information furnished by CVC for use in any prospectus or other Offering document of DavCo Restaurants.

B.                                     Notwithstanding any provision of this Amended Consent to Assignment to the contrary, in no event shall Citicorp be liable to Wendy’s hereunder:

(1)                                  at any time following the date which is 18 months after the date of the Transaction Closing with respect to any breach of any covenant, representation or warranty contained in Sections 2.C, 2.D, 2.H, 2.O(2), 2.P, 11, 12, 14.B, C. and D and 38 hereof;

(2)                                  at any time following the date which is 24 months after the date of the Transaction Closing with respect to any breach of any covenant, representation or warranty contained in Sections  2.N, 13, 18, 21 and 22 hereof; and

(3)                                  at any time following the Ownership Termination Date with respect to any breach of any other covenant, representation or warranty contained herein (other than Section 2.Q, as to which there shall be no time limit), provided that on the Ownership Termination Date all of the following conditions are met:

(i)                                     Citicorp executes a release in the form of Exhibit H hereto dated the Ownership Termination Date;

(ii)                                  Citicorp represents and warrants in writing to Wendy’s that to the actual knowledge of CVC (which shall be deemed to include the actual knowledge of any officer or agent of Citicorp or any corporate affiliate of Citicorp), there is no violation or breach of  any representation, warranty or covenant contained in this Amended Consent to Assignment (including Section 3) as of the Ownership Termination Date; and

(iii)                               Citicorp and all corporate affiliates of Citicorp are not then an affiliate of Franchisees.

(4)                                  As used herein, “Ownership Termination Date” shall mean the date that Citicorp and all corporate affiliates of Citicorp no longer own any equity or debt securities of DavCo Restaurants or any affiliate.

C.                                     Citicorp acknowledges and specifically agrees that, by execution of this Amended and Restated Consent to Assignment, CVC has consented to all of the terms and conditions hereof and all of the transactions contemplated hereby.

D.                                    The Control Block Principals acknowledge and agree that the occurrence of the Ownership Termination Date shall not limit or terminate any obligation of the Control Block Principals hereunder to at all times own the 10% Block in accordance with the terms hereof and from and after the Ownership Termination Date the Control Block Principals shall be obligated to own the 10% Block without including any securities owned by Citicorp.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amended and Restated Agreement and Consent to Assignment has been duly executed by the parties hereto as of the date first set forth above.

WENDY’S INTERNATIONAL, INC.

By:	/s/ W. Stephen Wirt
	Name:	W. Stephen Wirt
	Title:	Senior Vice President

DAVCO ACQUISITION HOLDING INC.

By:	/s/ Ronald D. Kirstien
	Name:	Ronald D. Kirstien
	Title:	President and CEO

DAVCO RESTAURANTS, INC.

By:	/s/ Ronald D. Kirstien
	Name:	Ronald D. Kirstien
	Title:	President and CEO

/s/ Harvey Rothstein
Harvey Rothstein

/s/ Ronald D. Kirstien
Ronald D. Kirstien

/s/ David J. Norman
David J. Norman

/s/ Joseph F. Cunnane, III
Joseph F. Cunnane, III

/s/ Richard H. Borchers
Richard H. Borchers

CITICORP VENTURE CAPITAL, LTD.

By:	/s/ Byron L. Knief
	Name:	Byron L. Knief
	Title:	Senior Vice President

JONATHAN ROTHSTEIN TRUST

By:	/s/ Harvey Rothstein
Harvey Rothstein, Sole Trustee

PATRICK DREWS TRUST

By:	/s/ Harvey Rothstein
Harvey Rothstein, Sole Trustee

SEAN DREWS TRUST

By:	/s/ Harvey Rothstein
Harvey Rothstein, Sole Trustee

KIRSTIEN FAMILY TRUST

By:	/s/ Ronald D. Kirstien
Ronald D. Kirstien, Sole Trustee

ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees to the terms, provisions and conditions of the foregoing Amended and Restated Agreement and Consent to Assignment and acknowledges the reliance of Wendy’s International, Inc. on the undersigned’s acknowledgment and agreement.

/s/ Byron L. Knief
Byron L. Knief

April 16, 2004
Date:

EXHIBITS TO

AMENDED AND RESTATED AGREEMENT AND CONSENT

TO ASSIGNMENT

EXHIBIT A	-	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants
EXHIBIT B	-	Form of LTIP
EXHIBIT C	-	Form of Reinvestment Plan
EXHIBIT D	-	Outstanding Obligations
EXHIBIT E	-	Description of Subordinated Notes and Guarantees
EXHIBIT F	-	Format of Standard Business Plan
EXHIBIT G	-	Indebtedness and Liens
EXHIBIT H	-	Form of General Release of All Claims
EXHIBIT I	-	Forms of Legal Opinions to be Delivered at Signing of Amended and Restated Consent to Assignment
EXHIBIT J	-	Forms of Legal Opinions to be Delivered at Transaction Closing